CONFIDENTIAL PRIVATE OFFERING MEMORANDUM

                        HOMES FOR AMERICA HOLDINGS, INC.


                    $1,500,000 Minimum - $15,000,000 Maximum


                     Up to 20 Units, Each Unit Consisting of
 30,000 Shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock

                        Offering Price: $750,000 per Unit
                         Minimum Subscription: $750,000


THIS CONFIDENTIAL PRIVATE OFFERING MEMORANDUM CONTAINS MATERIAL NONPUBLIC INFORMATION CONCERNING HOMES FOR AMERICA HOLDINGS, INC. AND IS PREPARED SOLELY FOR THE USE OF THE OFFEREE NAMED ABOVE. ANY USE OF THIS INFORMATION FOR ANY PURPOSE OTHER THAN IN CONNECTION WITH THE CONSIDERATION OF AN INVESTMENT IN THE SECURITIES OFFERED HEREBY MAY SUBJECT THE USER TO CRIMINAL AND CIVIL LIABILITY.

          In the event you decide not to participate in this Offering, please return this Confidential Private Offering Memorandum and the Subscription Documents to the principal office
                     of the Company or the Placement Agent.

                                 PLACEMENT AGENT

                             HARMONIC RESEARCH, INC.
                                 430 Park Avenue
                               New York, NY 10022
                                  212-826-6655

                                December 8, 1999



                             Exhibit 10.23 - Page 1

                        HOMES FOR AMERICA HOLDINGS, INC.
                    $1,500,000 Minimum - $15,000,000 Maximum
                               -------------------

   Up to 20 Units, $750,000 Per Unit, each Unit Consisting of 30,000 Shares of
     Series A 8% Cumulative Convertible Redeemable Preferred Stock

                      THESE ARE SPECULATIVE SECURITIES AND
                         INVOLVE A HIGH DEGREE OF RISK.
                           See "CERTAIN RISK FACTORS."

                        Offering Price: $750,000 per Unit
                          Minimum Investment: $750,000
                              -------------------

Homes for America Holdings, Inc. (the "Company") is offering to sell to "accredited investors" (the "Offering") up to 20 Units, each Unit consisting of 30,000 Shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock, $.001 par value per share (the "Series A Shares" or "Series A Preferred Stock") through Harmonic Research, Inc. (the "Placement Agent"), as exclusive agent for the sale of the Units. Unless redeemed by the Company, each Series A Share is convertible into such number of shares of Common Stock as shall equal $25.00 divided by a conversion rate (the "Conversion Rate") equal to the lower of (i) $15.00; or (ii) 80% of the average of the last reported sales prices of the Common Stock for the ten trading days immediately preceding the date of Conversion (but not less than $10.00), subject to certain anti-dilution adjustments. Cumulative quarterly dividends of $.50 (8% per annum) per Series A Share will accrue from the date of original issue of the Series A Shares and be payable in cash, when and as declared by the Board of Directors out of funds legally available therefor, to holders of record on the 10th business day prior to the dividend dates of November 15, February 15, May 15 and August 15 of each year. The Series A Shares are redeemable by the Company on not less than 30 nor more than 60 days written notice to the registered holders, at any time, at a redemption price of $25.00 per share, plus accumulated dividends. See "Description of Securities."

The price of the Series A Shares included in the Units has been determined by negotiation between the Company and the Placement Agent and does not necessarily relate to the Company's assets, book value, results of operations or other established criteria of value. See "Plan of Distribution."


THIS CONFIDENTIAL PRIVATE OFFERING MEMORANDUM HAS NOT BEEN FILED WITH OR REVIEWED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER COMMISSION OR REGULATORY AUTHORITY, AND HAS NOT BEEN FILED WITH OR REVIEWED BY THE SECURITIES COMMISSION OR AUTHORITY OF ANY STATE NOR HAS ANY SUCH COMMISSION OR AUTHORITY DETERMINED WHETHER IT IS ACCURATE OR COMPLETE OR PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                                   Placement Agent            Proceeds to
                 Offering Price    Commissions(1)             the Company(2)
----------------------------------------------------------------------------
Per Unit            $750,000           $52,500                     $697,500
----------------------------------------------------------------------------
Total Minimum      $1,500,000         $105,000                   $1,395,000
----------------------------------------------------------------------------
Total Maximum      $15,000,000       $1,050,000                 $13,950,000
----------------------------------------------------------------------------




                             Exhibit 10.23 - Page 2

(Footnotes from previous page)


(1) Does not include (i) additional compensation payable to the Placement Agent including a non-accountable expense allowance of 3% of the offering price of the Units ($45,000 if the minimum number of Units are sold and $450,000 if the maximum number of Units are sold); or (ii) warrants to purchase up to 500,000 common shares at an exercise price of $4.00 per share, and up to an additional 1,000,000 common shares at an exercise price of $15.00 per share. The number of Agent's Warrants issued will be determined pro rata, based on the percentage of the maximum Offering sold by the Placement Agent. The Company has also agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Plan of Distribution."

(2) After deducting Placement Agent commissions, but before deducting other estimated expenses of this Offering to be paid by the Company for filing, legal, accounting, printing and other costs and expenses. See "Use of Proceeds."


     The Units are being offered on a "best efforts - all or none" basis as to 2 Units and on a "best efforts" basis as to an additional 18 Units. The Offering Period commences on the date hereof and expires on February 7, 2000, unless extended by the Company and the Placement  Agent for up to an additional  ninety
(90) days (such period, as same may be extended, is hereinafter referred to as the "Offering Period"). No Units will be sold unless and until subscriptions for at least two Units are received and accepted. All subscription proceeds will be deposited in a non-interest bearing account at Chase Manhattan Bank. In the event subscriptions for the minimum number of Units are not received during the Offering Period, all subscriptions will be returned to subscribers without interest or deduction. If subscriptions for a minimum of two Units are received during the Offering Period, the Company may accept such subscriptions and direct the escrow agent to deliver the proceeds to the Company. The Company may thereafter continue the Offering during the Offering Period and accept subscriptions for additional Units. However, subsequent to the receipt and acceptance of the minimum number of Units, additional Units will only be accepted in increments of two or more.

     This Confidential Private Offering Memorandum (the "Memorandum") has been prepared by and for the Company in connection with the Offering through the Placement Agent. The information contained herein has not been independently verified by the Placement Agent. Accordingly, there can be no representation by the Placement Agent as to the completeness or accuracy of such information.

BY ACCEPTING DELIVERY OF THIS MEMORANDUM, THE RECIPIENT AGREES TO KEEP THE CONTENTS HEREOF, AND ANY INFORMATION OBTAINED BY SUCH PERSON IN CONNECTION HEREWITH, IN STRICTEST CONFIDENCE.

THIS MEMORANDUM CONSTITUTES AN OFFER ONLY TO THE PERSON WHOSE NAME APPEARS ON THE COVER PAGE, AND ANY REPRODUCTION OR DISTRIBUTION OF THIS MEMORANDUM, IN WHOLE OR IN PART, OR THE DISCLOSURE OF ANY OF ITS CONTENTS TO UNAUTHORIZED PERSONS IS PROHIBITED. THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS MEMORANDUM AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON. STATEMENTS CONTAINED HEREIN AS TO THE CONTENTS OF ANY AGREEMENT OR OTHER DOCUMENTS ARE SUMMARIES AND, THEREFORE, ARE NECESSARILY SELECTIVE AND INCOMPLETE. COPIES OF THE DOCUMENTS REFERRED TO HEREIN MAY BE OBTAINED FROM THE COMPANY, AND ARE AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY. THE INFORMATION HEREIN SHOULD BE READ IN CONJUNCTION WITH AND IS SUBJECT TO THE EXHIBITS ANNEXED HERETO AND REFERRED TO HEREIN.

THIS OFFERING IS BEING MADE IN RELIANCE UPON THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), BY VIRTUE OF THE COMPANY'S INTENDED COMPLIANCE WITH THE PROVISIONS OF SECTIONS 4(2), 4(6) THEREOF AND RULE 506 ADOPTED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") THEREUNDER. THE UNITS HAVE NEITHER BEEN REGISTERED WITH, NOR APPROVED OR DISAPPROVED BY, THE COMMISSION OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, AND NEITHER THE COMMISSION NOR ANY SUCH STATE AUTHORITY HAS PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS CONFIDENTIAL MEMORANDUM, AND IT IS NOT INTENDED THAT ANY OF THEM WILL. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OFFERED HEREBY WILL BE ISSUED PURSUANT TO A CLAIM OF EXEMPTION FROM THE REGISTRATION OR QUALIFICATION PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

                             Exhibit 10.23 - Page 3

EACH INVESTOR SHOULD BE AWARE THAT SUCH INVESTOR WILL BE REQUIRED TO BEAR THE ECONOMIC RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE SHARES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE ACT AND THEREFORE CANNOT BE SOLD UNLESS SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. ACCORDINGLY, IN DETERMINING WHETHER AN INVESTOR CAN BEAR THE ECONOMIC RISK OF THIS INVESTMENT, AN INVESTOR SHOULD CONSIDER, AMONG OTHER FACTORS, WHETHER SUCH INVESTOR CAN AFFORD TO HOLD SUCH SERIES FOR AN INDEFINITE PERIOD, AND WHETHER SUCH INVESTOR CAN AFFORD A COMPLETE LOSS OF HIS INVESTMENT.

UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS MEMORANDUM OR ANY SALE HEREUNDER CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY OR OTHER PARTIES DESCRIBED HEREIN SINCE THE DATE HEREOF, OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS MEMORANDUM.

IF ANY PERSON ELECTS NOT TO MAKE AN OFFER TO ACQUIRE THE SECURITIES OFFERED HEREBY OR SUCH OFFER IS REJECTED IN WHOLE BY THE COMPANY, SUCH PERSON, BY ACCEPTING DELIVERY OF THIS MEMORANDUM, AGREES TO RETURN THIS MEMORANDUM AND ALL RELATED DOCUMENTS ENCLOSED HEREWITH OR FURNISHED SUBSEQUENTLY, TO THE COMPANY AT ITS OFFICES AT ONE ODELL PLAZA, YONKERS, NY 10701.

THE CONTENTS OF THIS MEMORANDUM ARE NOT TO BE CONSTRUED AS TAX, LEGAL, INVESTMENT OR OTHER ADVICE. EACH INVESTOR SHOULD CONSULT HIS OWN COUNSEL, ACCOUNTANT, OR TAX OR BUSINESS ADVISOR AS TO TAX, LEGAL AND RELATED MATTERS CONCERNING THIS INVESTMENT.

SALES OF THE UNITS CAN BE  CONSUMMATED  ONLY BY  ACCEPTANCE  BY THE  COMPANY  OF
OFFERS TO PURCHASE SUCH SECURITIES WHICH ARE TENDERED TO THE COMPANY BY PROSPECTIVE INVESTORS. NO SOLICITATION OF ANY SUCH OFFER (INCLUDING ANY SOLICITATION WHICH MAY BE CONSTRUED AS AN "OFFER" UNDER FEDERAL AND/OR STATE SECURITIES LAWS) TO SUCH PROSPECTIVE INVESTORS IS AUTHORIZED WITHOUT THE PRIOR APPROVAL BY THE COMPANY. THE COMPANY RESERVES THE RIGHT TO REVOKE THE OFFER MADE HEREBY AND TO REJECT ANY OFFER TO PURCHASE THE SECURITIES BY ANY PROSPECTIVE INVESTOR, IN WHOLE OR IN PART.

PROSPECTIVE INVESTORS AND THEIR REPRESENTATIVES, ACCOUNTANTS AND ATTORNEYS ARE ENCOURAGED TO ASK QUESTIONS OF AND RECEIVE ANSWERS FROM THE COMPANY CONCERNING THE TERMS AND CONDITIONS OF THIS OFFERING AND TO OBTAIN ADDITIONAL INFORMATION CONCERNING THE COMPANY OR NECESSARY TO VERIFY THE ACCURACY OF ANY OF THE INFORMATION CONTAINED HEREIN OR IN ANY DOCUMENT REFERRED TO HEREIN OR DELIVERED IN CONNECTION HEREWITH.

THE COMPANY SHALL, PRIOR TO THE SALE OF ANY UNITS, ALLOW EACH INVESTOR OR HIS AGENT THE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS FROM ANY PERSON AUTHORIZED TO ACT ON BEHALF OF THE COMPANY CONCERNING ANY ASPECT OF THE INVESTMENT AND TO OBTAIN ANY ADDITIONAL INFORMATION (TO THE EXTENT THE COMPANY POSSESSES SUCH INFORMATION OR CAN ACQUIRE IT WITHOUT UNREASONABLE EFFORT OR EXPENSE) NECESSARY TO VERIFY THE ACCURACY OF THE INFORMATION CONTAINED IN THIS MEMORANDUM. INVESTORS OR THEIR REPRESENTATIVES HAVING QUESTIONS OR DESIRING ADDITIONAL INFORMATION SHOULD CONTACT MR. WILLIAM QUARESIMO AT 914-964-3000 OR JON NIX AT HARMONIC RESEARCH, INC. AT 212-826-6655.


                             Exhibit 10.23 - Page 4

TABLE OF CONTENTS
                                    Page

EXECUTIVE SUMMARY .................    1

SUMMARY OF THE OFFERING ...........    7

SUMMARY CONSOLIDATED FINANCIAL DATA   10

CERTAIN RISK FACTORS ..............   12

CAPITALIZATION ....................   19

USE OF PROCEEDS ...................   20

BUSINESS ..........................   22

MANAGEMENT ........................   38

PRINCIPAL STOCKHOLDERS ............   43

CERTAIN TRANSACTIONS ..............   44

DESCRIPTION OF SECURITIES .........   45

PLAN OF DISTRIBUTION ..............   51

GLOSSARY OF TERMS .................   54

EXHIBITS

A.   Certificate of Designation

B.   Subscription Agreement

C.   Purchaser Questionnaire

D.   Financial Statements


                             Exhibit 10.23 - Page 5

                                EXECUTIVE SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements appearing elsewhere in this Memorandum. Each prospective investor is urged to read this Memorandum in its entirety. Reference should be made to the Glossary for certain capitalized terms used herein which are not otherwise defined. The information in this Memorandum assumes the completion of a 1:4 reverse split of the Company's Common Stock to be effected immediately prior to the first closing of the Offering. All share numbers appearing herein have been revised to reflect the 1:4 reverse split.

     Introduction

     Homes For America Holdings, Inc. is a real estate operating company organized to acquire, develop, own, rehabilitate and manage residential properties throughout the United States. Our objective is to identify and purchase undervalued residential properties which we renovate, operate and manage. Our transactions are designed to generate short-term profit and reliable, long-term cash flow from through the use of innovative financing methods. Focusing on the acquisition of undervalued properties with prime potential, and using minimal equity investment, management believes that the Company offers both growth prospects and the security and stability of tangible assets and real estate.

     Utilizing the sale of tax credits for equity, tax-exempt and taxable bonds, and utilizing regulatory non-recourse mortgage opportunities, the Company acquires properties with relatively small equity investments. The Company earns fees upon closing of a transaction and receives long-term income through continued cash flow over the life of the property.

     Specializing in the purchase and rehabilitation of affordable multi-family homes, and the conversion of unique non-residential properties nationwide, the Company's strategy affords shareholders the opportunity to realize a substantial return on investment while helping to meet the housing needs of a vital and growing America.

                             Exhibit 10.23 - Page 6

     The Company was incorporated in April 1996 under the laws of the State of Nevada. The Company's executive offices are located at One Odell Place, Yonkers, New York 10701 and its telephone number is (914) 964-3000.

     Background and Strategy

     The Company was incorporated in January 1996, when Robert A. MacFarlane (now Chief Executive Officer) and Robert M. Kohn (now Chief Acquisitions Officer), both entrepreneurs with over a billion-dollars worth of real estate transactions in their combined resumes, developed a strategy for financing transactions that would create both short-term profit and long-term income. Utilizing proceeds from the sale of tax credits as a source of equity investment enables the Company to increase greatly the size of its investment portfolio and achieve higher returns on equity invested.

     Currently, we are able to generate transactional profits through the purchase of Affordable Housing properties, where combinations of tax-exempt and taxable bonds, tax credits and regulatory non-recourse mortgages can be arranged that yield immediate income in the form of transaction fees, continuing income in the form of management fees, and substantial interest in the value realized upon the sale or other disposition of the property. The Company is also exploring other profitable avenues of real estate investment, including non-residential conversions, commercial properties, construction projects, and other opportunities.

     Market Opportunity: Affordable Housing

     Nationwide, the demand for quality Affordable Housing generally exceeds available supply. Providing a commodity in great demand and facing little national competition, the Company anticipates strong growth over the next five years.

     The lack of national competition is directly attributable to the extensive learning curves associated with government agency financing, housing credit compliance issues, regulatory agencies protocol and effective marketing and management. Familiarity with tax-exempt and taxable bond financing and tax credits, as well as a clear understanding of the intricacies of property rehabilitation are essential. The Company's principals have decades of experience in all of these areas, and have learned how to identify quickly those potential properties which meet the criteria for profitable rehabilitation.

     Because government agency-based real estate financing is generally reliable and stable, the potential risks of a soft real estate market may be diminished, allowing the Company to operate successfully in both good and poor economic climates. In fact, this strategy of finance-driven profits is actually enhanced during times of inflation or recession by increased demand for Affordable Housing. Demand for tax credits, from which a significant portion of the Company's transaction income are derived, is consistent, even in times of economic downturn.

     Market Opportunity: Market Rate Properties

     Market Rate multi-family residential properties will generally be acquired using traditional methods of real estate financing. Residential properties which may be reconverted are often: (i) Market Rate multi-use properties that are purchased at a discount and then constructed or substantially rehabilitated;
(ii) non-residential properties that can be converted to residential use, such as warehouses, industrial buildings, fire houses and vacant office buildings that have unique architectural qualities; and (iii) existing residential properties where rehabilitation is extensive enough to substantially alter the quality and character of the property. Such conversions are currently popular in redeveloping urban areas and we expect them to be a source of significant revenue in the future. Our Dallas/Briar Meadows property is an example of such a conversion.

     Market Opportunity: Conversions An important opportunity also exists in the conversion sector of the real estate market, where the Company can add significant value to a property by improving or correcting pre-existing conditions, or by converting an industrial structure to residential apartments, studios and lofts. Essentially any remodeling or improvement which substantially alters the quality and character of a property may be classified as a conversion. Depending upon the individual property, such conversions may be developed either as rental apartments, which can yield a steady income stream, or as condominiums, which can generate more explosive transactional earnings.

     Conversion properties may contain an Affordable Housing component, in which case the Company will take advantage of the same profitable financing options discussed previously. While such options are preferable, conversion properties may require up to a 20% equity investment by the Company. In either case, the Company targets the marginal, undervalued property which can be acquired at an attractive price and successfully converted into profitable quality housing.

                             Exhibit 10.23 - Page 7

     Market Opportunity: Other

     Other opportunities, of course, exist throughout all sectors of the real estate market. As the Company grows and further establishes itself on a national basis, all potential avenues for expansion and diversification will be thoroughly investigated.

     The Company's Current Portfolio of Properties

     The Company's operations commenced in April, 1996. To date, the Company has purchased five multi-family residential properties located in Dallas, Texas; Bridgeport, Connecticut; Elkhart, Indiana and North Miami, Florida, as well as 17 acres of undeveloped land upon which the Company intends to develop 210 Market Rate units.

     Dallas, TX / Willow Pond

     This 386-unit apartment complex was acquired in an $8.4 million transaction that closed in March 1997. Sale of tax credits earned the Company immediate income of $642,000. Following a $334,000 rehabilitation, the property now generates approximately $1.1 million in annual net operating income and is valued at $11 million.

     Bridgeport, CT / Putnam Square

     This 18-unit mid-rise apartment building is appraised at $1.6 million. The Company earned a developer's fee plus proceeds of half of the first mortgage totaling $400,000 as a result of the takeover and subsequent rehabilitation efforts. This property is expected to generate annual net operating income of $50,000. Virtually empty when the Company assumed management, occupancy now stands above 90%.

     Elkhart, IN / Prairie Village

     This 120-unit property was acquired for $1 million in December 1998. The sale of tax credits earned $1 million, and the Company received a HUD-guaranteed $3 million construction loan and has successfully maintained an existing Housing Assistance Program ("HAP") contract with HUD guaranteeing payment for 95% of the project's rental revenues. Projected annual net operating income from this property, when stabilized, is $300,000. Current value of this property is approximately $4 million.

     Dallas, TX / Briar Meadows

     This 118-unit garden apartment complex was in REO (lender owned & operated) when the Company purchased it for $1 million in December 1998. Following a $400,000 rehabilitation and stabilization, the property is now valued at $3 million, with a projected annual net operating income of $300,000.

     Arlington, TX / Royal Crest

     Originally a 17.7 acre industrial parcel purchased for $1 million in December 1998, the Company succeeded in rezoning efforts and gained the right to develop 210 garden/townhouse units, placing the property's built-out value at approximately $12.2 million. Construction is scheduled to begin in third-quarter 1999, with a projected annual net operating income of $1.1 million.

     North Miami, FL / Lake's Edge

     This 400-unit apartment complex was purchased for $14.25 million in June 1999. After rehabilitation and stabilization, projected annual net operating income at this property is expected to total approximately $1.9 million, and projected post-rehabilitation value is expected to be approximately $18 million.

     Recent Developments

     Since its founding in 1996, the Company has demonstrated growth potential and solid performance. From 1997 to 1998, pre-tax earnings grew from approximately $280,000 to in excess of $1.1 million. Our1999 pre-tax earning are expected to approach $3 million. These earnings have been realized from a total combined investment of less than $950,000. A number of significant milestones during this period have contributed to this growth and helped to accelerate expansion:

     A Washington, DC office was established in mid-1996, affording the Company proximity to the legislators and attorneys drafting legislative programs under which financing is obtained for Affordable Housing, as well as providing a central location along the Eastern Seaboard. The Company opened its first Regional Office in Dallas, Texas in August 1997, establishing the Company's presence in the Mid- and Southwest regions. The Company expects that a number of opportunities being explored in this area will be consummated, and management of these properties will be centralized at this office. The Company also commenced occupancy of its new Corporate Headquarters in April 1999. Located in Yonkers, New York, the new facilities afford the Company necessary space for expansion of its accounting, communications and administrative functions.

                             Exhibit 10.23 - Page 8

     3,324,700 shares of Common Stock were issued to 16 individuals and entities in October 1996. This transaction, exempt from registration under the Securities Act of 1933, provided the first infusion of operating capital to the Company.

     The Company's first major purchase, the $8.3 million Willow Pond apartments, closed in Dallas, Texas in March 1997, earning the Company $1 million from the sale of tax credits. Three transactions for properties in Arlington, Texas, Dallas, Texas, and Elkhart, Indiana totaling $6 million were closed in the month of December 1998. Completion of these acquisitions brought 1998 year-end gross assets to over $17 million. On June 30, 1999, the Company acquired Lake's Edge Apartments in North Miami, Florida for $14.25 million. On November 5th, 1999 we closed on the $12.2 million Country Lake apartments.

     A promissory note in the amount of $250,000, 25,000 shares of Common Stock, and warrants to purchase 30,000 shares of Common Stock were issued to a single investor in a private transaction in July 1998.

     Richard Weiss was hired as Chief Financial Officer in August 1998, bringing decades of financial and real estate management experience to this critical position, and Lazar, Levine & Felix LLP was engaged in January 1999 as corporate accountants charged with preparing Consolidated 1998 Financial Statements. The Company also hired William Quaresimo as Director, Corporate Communications in March 1999, bringing 20 years of marketing, advertising and public relations experience to the crucial task of communicating the Homes For America story.

     Homes For America Real Estate Services, Inc. was created as a wholly owned subsidiary of the Company in May 1999. This new entity will assume the tasks of property management for all Company owned properties while concurrently establishing a third-party management portfolio.

     The Company also entered into a joint venture with MasterBuilt Companies, creating MasterBuilt America. The new company will assume all renovation, rehabilitation and construction projects at the Company's properties and actively pursue third party contracts.


     Projected Growth of Homes for America

     The Company anticipates continued growth in its assets and its pre-tax income in 2000. As of first week of November 1999, the Company's gross assets were approximately $48 million, including the successful closing of the Country Lakes acquisition. The Company expects to close on the Haverford, Kentucky property by year end, which would increase its total assets to approximately $60 million. In addition, the Company has contractual agreements on two other properties for an aggregate of $26 million.

     Pre-tax income for the 1999 fiscal year is expected to be approximately $3 million. This figure is predicated on the current year's earnings to date, an established income stream from existing rental properties, reasonable predictions of transaction income in connection with pending acquisitions.

     With the additional equity capital that management projects will be available from the Offering (approximately $1.4-$13 million), the Company expects not only to close on the currently pending transactions, but also to provide equity funding in connection with a number of portfolio transactions that the Company has been exploring. Should the Company be able to consummate these transactions, management expects both gross assets and pre-tax income to increase in fiscal 2000.


                             Exhibit 10.23 - Page 9

                             SUMMARY OF THE OFFERING

Securities Offered

     A maximum of 20 Units, each Unit consisting of 30,000 shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock ("Series A Shares" or "Series A Preferred Stock"), for a maximum of 600,000 shares.

Series A Preferred Stock:

Offering Price

     $25.00 per Series A Share, or $750,000 per Unit.

Liquidation Preference

     $25.00 per Series A Share, together with accrued and unpaid dividends.

Dividend Rate

     Cumulative quarterly dividends of $.50 (8% per annum) per Share will accrue from the date of original issue of the Series A Shares and be payable in cash, when and as declared by the Board of Directors out of funds legally available therefor, to holders of record on the 10th business day prior to the dividend dates of November 15, February 15, May 15 and August 15 of each year.

Conversion Rights

     Unless previously redeemed, the Series A Shares are convertible at any time after 30 days from the date of the closing of any underwritten public offering of shares of Common Stock of the Company, at the option of the holder, into such number of shares of the Company's Common Stock as shall equal $25.00 divided by the conversion price (the "Conversion Price") which is the lower of (i) $15.00, or (ii) 80% of the average of the last reported sale prices for each of the 10 trading days immediately preceding the date of Conversion (but not less than $10.00), subject to certain anti-dilution adjustments.

Redemption

     The Series A Preferred Stock is redeemable at any time at the option of the Company, on not less than 30 nor more than 60 days written notice to registered holders, at a redemption price equal to $25.00 plus accrued and unpaid dividends, provided (i) the Company shall have previously consummated an underwritten public offering of shares of its Common Stock; and (ii) during the immediately preceding 10 consecutive trading days ending on the date prior to the date of the notice of redemption, the closing bid price of the Company's Common Stock is not less than $20.00 per share.

Use of Proceeds

     The proceeds will be used principally to fund the acquisition and/or development of various real estate projects that the Company is presently considering or pursuing. In addition, the Company may utilize some of the proceeds for various general corporate purposes including (but not limited to) working capital and buy-back of outstanding stock. See "Use of Proceeds."

Restrictions on Transferability

     The Units and Series A Shares (collectively the "Securities") will not be registered under the Act or under the securities laws of any state or other jurisdiction. As a result, the Securities cannot be transferred without registration under the Act or, if applicable, the securities laws of any state or other jurisdiction, unless in the opinion of counsel reasonably acceptable to the Company, such registration is not then required because of the availability of an exemption from registration. See "Certain Risk Factors-Restrictions on Transferability of Units."

Registration Rights

     Subsequent to the completion of an initial public offering of the Company's securities, the Company will notify the holders of the Series A Shares of the Company's intent to file a subsequent Registration Statement under the Act (except for registrations on Forms S-4 or S-8), and upon the request of such holder, to include the Series A Shares in such Registration Statement. The Company may require the holder to delay the sale of any Series A Shares for up to ninety days in the event the Registration Statement covers an underwritten public offering. There can be no assurance any such Registration Statement will be filed or declared effective or that the Company will ever complete an initial public offering.

                             Exhibit 10.23 - Page 10

Proposed Future Financing

     The Company intends to seek additional financing which may be used to redeem the Series A Shares and for working capital. The terms and source of this financing have not been determined at this time, and there can be no assurance that such a financing will be consummated. See "Certain Risk Factors-No Assurance of Sufficiency of Offering Proceeds."

Investor Suitability

     Sales of the Units will be made only to "accredited investors" as such term is defined in Rule 501 of Regulation D promulgated under the Act. Each purchaser of a Unit will be required to represent that the Units are being acquired for his own account, for investment and not with a view to resale or distribution. The Units are suitable investments only for sophisticated investors for whom an investment in the Units does not constitute a complete investment program and who fully understand, are willing to assume, and have the financial resources necessary to withstand, the risks involved in investing in the Units and to bear the potential loss of their entire investment in the Units. See "Plan of Distribution - Investor Suitability."

Certain Risk Factors

     An investment in the Units involves a high degree of risk. Purchasers of the Units should carefully review the factors under the heading "Certain Risk Factors."

Common Stock Outstanding(1)        Before Offering:                   2,093,500
                                   Upon Sale of Minimum(2):           2,318,500
                                   Upon Sale of Maximum(2):           3,593,500

(1) Does not include (i) up to 187,500 options to purchase the Company's Common Stock under Company's 1998 Employee Stock Option Plan, (ii) up to 800,000 options which may be granted under other employee stock plans, under the Non-Executive Director Stock Option Plan, or pursuant to individual grants to purchase Company Common Stock; and (iii) the Placement Agent Warrants to be issued to the Placement Agent in conjunction with this Offering consisting of 500,000 warrants exercisable at $4.00 per share and 1,000,000 warrants exercisable at $15.00 per share. See "Plan of Distribution."

(2) Assuming conversion of all issued and outstanding Series A Shares at a ratio of 2.5:1 which is based on a Conversion Price of $10.00.

                             Exhibit 10.19 - Page 11

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data presented below as of and for the period ended December 31, 1998, has been derived from the consolidated financial statements of the Company, and the notes related thereto, included elsewhere in this Memorandum. The financial statements of the Company for the period ended December 31, 1998, have been audited by Lazar, Levine & Felix LLP, Certified Public Accountants. The summary consolidated financial data and balance sheet data as of and for the nine months ended September 30, 1999 have been derived from the consolidated financial statements of the Company, and the notes thereto, included elsewhere in this Memorandum, which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of the Company for such period. The results of operations for the interim period are not necessarily indicative of a full year's operations. The following information should be read in connection with the section of this memorandum entitled "Capitalization," and the consolidated financial statements of the Company, the notes related thereto, and the other financial data appearing elsewhere in this Memorandum.


INCOME STATEMENT                                  Year Ended     Nine Months
                                                  12/31/98       9/30/99
                                                  Audited        Unaudited
------------------------------------------------------------------------------
Revenues                                           $4,233,867      $4,513,171
------------------------------------------------------------------------------
Expenses                                            3,290,747       4,262,875
------------------------------------------------------------------------------
Income (Loss) Before Minority Interests and           943,120         250,296
Provision for Income Taxes
------------------------------------------------------------------------------
Income (Loss) Before Provision for Income Taxes     1,186,623         610,525
------------------------------------------------------------------------------
Net Income (Loss)                                    $787,923        $397,525
------------------------------------------------------------------------------



BALANCE SHEET DATA                                Year Ended     Nine Months
                                                  12/31/98       9/30/99
                                                  Audited        Unaudited
------------------------------------------------------------------------------
Assets
------------------------------------------------------------------------------
Current Assets                                     $1,806,634      $3,727,877
------------------------------------------------------------------------------
Investments In Real Estate-Net                      9,842,952      26,745,231
------------------------------------------------------------------------------
Fixed Assets-Net                                       48,574          46,868
------------------------------------------------------------------------------
Other Assets                                        5,082,395       3,661,858
------------------------------------------------------------------------------
                                                  $16,780,555     $34,181,824
------------------------------------------------------------------------------
Current Liabilities                               $ 1,047,740     $ 2,782,561
------------------------------------------------------------------------------
Liabilities Applicable To
Investments in Real Estate                         11,293,785      26,079,478
------------------------------------------------------------------------------
Long Term Liabilities                                 880,716       1,016,254
------------------------------------------------------------------------------
Minority Interest In Subsidiaries                   1,540,175       1,871,514
------------------------------------------------------------------------------
Shareholders' Equity                                2,018,139       2,432,017
------------------------------------------------------------------------------
                                                  $16,780,555     $34,181,824
------------------------------------------------------------------------------


                             Exhibit 10.23 - Page 12

                              CERTAIN RISK FACTORS

     Prospective investors should carefully consider the risks described below before making an investment decision. Investing in the Securities involves a high degree of risk. Any of the following risks could have a material adverse effect on the Company's business, operating results, and financial condition.

     Forward-Looking Statements

     This Memorandum contains forward-looking statements including statements regarding, among other items, our business strategy. Those forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties, certain of which are beyond our control. Forward-looking statements include statements which include the terms "may", "will", "anticipate", or other similar terms. Actual results could differ materially from these forward-looking statements as a result of the factors described under "Certain Risk Factors" and elsewhere herein. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Memorandum will in fact transpire or prove to be accurate. All written and oral forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by this section.

     General Risks:

     Limited Operating History

     The Company was formed in April 1996 and has a limited operating history. There can be no assurance that the Company will be able to manage and operate its investments successfully or that the Company will be able to implement its business plans or maintain profitable operations in the future. The Company is subject to all of the risks, expenses, delays, and difficulties frequently encountered by new ventures.

     Risks Relating to Managing Growth; Potential Future Acquisitions

     A key element of the Company's strategy is to expand through the acquisition of additional residential properties. Although the Company has operations in several geographic areas, the Company has limited experience in integrating and managing residential properties located in a wide geographic area. As the Company expands, it will be required to hire and retain additional management and administrative personnel and develop and expand operational systems to support its growth. This growth will continue to place significant demands on the Company's management, financial and other resources. Accordingly, there can be no assurance that the Company will be able to acquire and manage other residential properties in the future. The failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

     No Assurance of  Sufficiency of Offering  Proceeds;
     Redemption of Series A Preferred Shares

     The sale of only the minimum number of Units will result in an insufficient amount of funds to allow the Company to fully implement its operating plans. There can be no assurance that the Company will sell the maximum number of Units, or that the proceeds from the sale of less than the maximum number will be sufficient for the Company's operating plans. In the event the maximum number of Units are sold, the Company believes, but can not assure, that the proceeds will be sufficient to satisfy the Company's capital requirements for a period of twelve months. (See "Use of Proceeds" and "Plan of Distribution."). The Company anticipates that in the future it will need additional funds from loans and/or the sale of securities to redeem the Series A Preferred Shares and further implement its business plans. The Company intends to use its best efforts to arrange such financing in the future. No assurance can be given that such financing will be available or, if available, will be on commercially reasonable terms satisfactory to the Company. The terms of any offering may result in additional dilution to the shareholders of the Company. Any inability to obtain additional financing when needed will have a material adverse effect on the Company.

     Broad Discretion in Use of Proceeds

     The Company has broad discretion with respect to the use of a substantial portion of the net proceeds of the Offering which the Company currently intends to use to purchase various residential real estate properties. Although the Company is engaged in discussions with various owners of properties at this time, the Company has no agreements or arrangements with respect to any particular future transactions and, accordingly, it will have significant flexibility in identifying and selecting prospective properties. (See "Use of Proceeds.")

                             Exhibit 10.23 - Page 13

     Dependence on Key Personnel and Need for Additional Management

     The Company's success will depend to a significant extent on the efforts of Robert A. MacFarlane, the Company's Chairman of the Board and Chief Executive Officer, and Robert M. Kohn, the Company's Chief Acquisitions Officer. Mr. MacFarlane is also a principal stockholder of the Company. The loss of the services of Mr. MacFarlane or Mr. Kohn would have a material adverse effect on the Company. The Company does not currently have "key-man" life insurance coverage on the lives of Messrs. MacFarlane or Kohn.

     The Company believes that its future success will depend in part upon its ability to attract and retain additional management personnel. The Company anticipates recruiting additional executive officers and management personnel following the closing of the Offering. Competition for such personnel is intense and the Company will compete for qualified personnel with numerous other employers, many of whom have significantly greater financial and other resources than the Company. There can be no assurance that the Company will be successful in attracting or retaining such personnel. (See "Management" and "Use of Proceeds.")

     Control by Management and Principal Stockholders

     Following the completion of this Offering, and assuming the sale of the maximum number of Units, current management of the Company will continue to own, in the aggregate, approximately 25.3% of the outstanding Common Stock (assuming conversion of the Series A Shares but excluding Shares issuable upon exercise of any options or warrants). The percentage will increase to 39.2% if the minimum number of Units is sold. Accordingly, the existing management may be able to elect the entire Board of Directors of the Company and to direct the affairs of the Company. See "Principal Stockholders."

     Authorization and Discretionary Issuance of Preferred Stock; Possible Anti-Takeover Effects

     The Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. The Company has no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control of the Company. However, there can be no assurance that additional preferred stock of the Company will not be issued at some time in the future. (See "Description of Securities-Preferred Stock.")

     Restrictions on Payment of Dividends

     The Company has not paid any dividends on its Common Stock since its inception and does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. Earnings, if any, will be retained and used to finance the development and expansion of the Company's business.

     Arbitrary Determination of Offering Price

     The price of the Series A Shares included in the Units has been arbitrarily determined by negotiation between the Company and the Placement Agent and does not necessarily relate to the Company's book value, results of operations, or any other established criteria of value. See "Plan of Distribution."


     Restrictions on Transferability of the Units

     The Units, including the Series A Shares, have not been registered under the Act. Accordingly, under the Act, neither the Units nor the Series A Shares may be resold unless a registration statement is filed and becomes effective or an exemption from registration is available. Similar restrictions on transferability are imposed under the securities or "blue sky" laws of certain states. As a result of these limitations on transferability, an investment in the Units should not be considered liquid. Further, even though the holders of the Series A Shares have been granted certain registration rights, there can be no assurance that the Series A Shares will ever be registered for public sale under the Act. In addition, the Company may require the holders to delay the sale of any of the Series A Shares for a period of ninety (90) days after the effective date of the applicable Registration Statement. (See "Description of Securities.")

                             Exhibit 10.23 - Page 14

     Real Estate Related Risks:

     Inability to Pay Debt Service

     The Company is subject to the risks normally associated with debt financing, including the risk that the cash flow generated by any specific property will be insufficient to meet required payments of principal and interest. Substantially all of the Company's outstanding indebtedness is secured directly or indirectly by mortgages affecting the property which is the subject of the loan. If the Company is unable to meet its obligations under any of these agreements, a loss could be sustained as a result of foreclosure on the relevant property by the mortgagee.

     Variable Rate Debt

     A substantial portion of the Company's currently outstanding indebtedness bears interest at rates that adjust based on prevailing market interest rates. Increases in the interest rates on the variable rate debt would adversely affect the Company's results of operations and financial condition and could reduce the amount of funds available for distribution to stockholders.

     Refinancing Risks

     Because the Company anticipates that it may not have available funds sufficient to repay mortgage indebtedness at maturity, it may be necessary for the Company to refinance debt through additional debt financing or equity offerings. If the Company is unable to refinance its indebtedness on acceptable terms, or at all, it might be forced to dispose of one or more of its properties upon disadvantageous terms, which might result in losses and might adversely affect its results of operations and financial condition and could reduce the cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, the Company's interest expense would increase, which would adversely affect its results of operations and financial condition and could reduce the cash available for distributions and its ability to pay expected distributions to stockholders.

     Potential  Limits  on  Income  due  to  Resident  Income   Limitations  and
Tax-Exempt Bond Compliance

     Although the Company believes that it is in substantial compliance with the requirements of government programs through which it has financed properties, such compliance has the effect of limiting the income potential from these properties. Moreover, permissible rental rate increases charged to residents may not increase as quickly as comparable unregulated market rents.

     General Real Estate Related Risks

     The financial returns available from equity investments in properties depend on the amount of revenue generated and expenses incurred in operating the properties. If the Company's properties do not generate revenue sufficient to meet operating expenses, debt service, if any, and capital expenditures, results of the Company's operations, financial condition and ability to make distributions to its stockholders will be adversely affected. A property's income and value may be adversely affected by the national and regional economic climates, local real estate conditions such as the over-supply of apartments or a reduction in demand for apartments, availability of "for purchase" housing, availability of single family home mortgage loans, the attractiveness of the properties to tenants, competition from other apartment properties, and increased operating costs (including real estate taxes). The Company's results of operations and financial condition will also be adversely affected if a significant number of tenants are unable to pay rent or if the apartments cannot be rented on favorable terms. Certain significant expenditures associated with each equity investment in real estate (such as mortgage payments, if any, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in rental income. In addition, the income and value of an apartment property are affected by such factors, among others, as changes in zoning, building, environmental, rent control and other laws and regulations, changes in real property taxes and interest rates, the availability of financing, acts of God (such as earthquakes and floods), and other factors beyond the Company's control. Additionally, the Company is exposed to the various types of litigation that may be brought against a property owner or manager in the ordinary course of business.

     Illiquidity of Real Estate

     Equity real estate investments are relatively illiquid and, therefore, will tend to restrict the Company's ability to vary its portfolio of apartment properties promptly in response to changes in economic or other conditions.

                             Exhibit 10.23 - Page 15

     Risks of Renovation, Development and Acquisitions

     The Company's strategy includes the renovation of existing properties that it acquires. In addition, the Company may develop new apartment properties if it determines that such development is warranted. In connection with any renovation or development project, the Company will bear certain risks, including the risks of construction delays or cost overruns that may increase project costs and could make such project uneconomical, the risk that occupancy or rental rates at a completed project will not be sufficient to enable it to pay operating expenses or earn its targeted rate of return on investment, and the risk of incurring predevelopment costs in connection with projects that are not pursued to completion. In the event of an unsuccessful renovation or development project, the amount of the loss could exceed the Company's investment in such project. Renovation or development projects may be more highly leveraged than the Company's portfolio as a whole, which may result in an increased risk of default and loss of equity investment if the project does not have sufficient cash flow to cover its debt service requirements. In addition, the Company anticipates that any new development will be financed under lines of credit or other forms of secured or unsecured construction financing that will result in a risk that permanent financing for newly developed projects might not be available or would be available only on disadvantageous terms.

     The Company intends to actively continue to acquire multifamily properties. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments made with respect to the costs of improvements to bring an acquired property up to the standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment.

     Regulation

     The Company's business is significantly dependent upon the existence of government subsidy programs such as Affordable Housing. Any future change to such programs or to the laws governing such programs could have a material adverse effect on the Company. In addition to the restrictions imposed in connection with the government sponsored financings or tax credits, a number of Federal, state and local laws exist, such as the Americans with Disabilities Act, which may require modifications to existing buildings or restrict certain renovations by requiring access to such buildings, and apartments in the buildings, by disabled persons. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. The costs of compliance with such laws may be substantial, and limits or restrictions on completion of certain renovations may limit application of the Company's investment strategy in certain instances or reduce overall returns on its investments.

     Competition

     There are numerous real estate companies which compete with the Company in seeking properties for acquisition and development, and for tenants to occupy such properties. The Company competes with companies that have greater resources as well as officers and directors who have greater experience than those of Company management. In addition, the availability of single-family housing and other forms of multifamily residential properties, such as manufactured housing communities, provide alternatives to potential tenants of apartment properties. These competitive factors could adversely affect the income generated by the Company's properties and its results of operations and financial condition.

     Possible Environmental Liabilities

     Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, in or emitting from such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may result in personal injury or similar claims by private plaintiffs and may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Moreover, certain loan documents provide for recourse liability in connection with the presence of hazardous or toxic substances. Certain environmental laws impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real properties for personal injury suffered by reason of asbestos-containing materials. The Company may be potentially liable for such costs in connection with the properties that it has acquired or that it may acquire in the future.

                             Exhibit 10.23 - Page 16

     Uninsured Losses

     The Company carries comprehensive liability, fire, flood (where appropriate and available), extended coverage and rental loss insurance with respect to its properties with policy specifications, limits and deductibles customarily carried for similar properties. However, there are certain types of extraordinary losses (such as from wars or earthquakes) which may be either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur at a property, the Company could lose its invested capital in the property, as well as the anticipated future revenues from the property, while remaining obligated for any recourse mortgage indebtedness or other financial obligations related to the property. Any such loss would adversely affect the Company's business, results of operations and financial condition. Moreover, as the general partner of various limited partnerships which own properties, the Company generally will be liable for any such partnership's unsatisfied obligations other than non-recourse obligations. Company management believes that the properties are insured adequately and in accordance with prevailing real estate industry standards for similar properties.


                                 CAPITALIZATION

     The following table (which reflects the Company's 1:4 reverse stock split) sets forth the Company's actual capitalization as of March 31, 1999, and the capitalization of the Company at such date, as adjusted, after giving effect to the issuance of the minimum and maximum amount of Series A Shares offered hereby. This table should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, and the other financial data included elsewhere in this Memorandum.


                                             Actual    As Adjusted   As Adjusted
                                             As of     (1)           (1)
                                             3/31/99   Minimum       Maximum
--------------------------------------------------------------------------------
Stockholders' (deficiency) equity:
--------------------------------------------------------------------------------
Preferred stock, $.001 par value,
5,000,000 shares authorized                        0            0              0
--------------------------------------------------------------------------------
Common stock, $.001 par value,
25,000,000 shares authorized,
2,093,500 shares issued and outstanding
(as of March 31, 1999)                         2,093        2,093          2,093
--------------------------------------------------------------------------------
Additional paid-in capital                  $965,767   $3,215,677    $15,965,167
--------------------------------------------------------------------------------
Retained Earnings                           $933,727     $933,727       $933,727
--------------------------------------------------------------------------------
Total stockholders' (deficiency) equity   $1,901,587   $4,151,587    $16,901,587
--------------------------------------------------------------------------------


(1) Does not include (i) up to 187,500 options to purchase the Company's Common Stock under Company's 1998 Employee Stock Option Plan, (ii) up to 800,000 options which may be granted under other employee stock plans, under the Non-Executive Director Stock Option Plan, or pursuant to individual grants to purchase Company Common Stock; and (iii) the Placement Agent Warrants to be issued to the Placement Agent in conjunction with this Offering consisting of 500,000 warrants exercisable at $4.00 per share and 1,000,000 warrants exercisable at $15.00 per share. See "Plan of Distribution."


                             Exhibit 10.23 - Page 17

                                USE OF PROCEEDS


     The net proceeds from the sale of the Series A Shares offered hereby, after deduction of selling commissions and other estimated expenses of the Offering, are estimated to be approximately $1,395,000 if the minimum number of Units are sold and $13,950,000 if the maximum number of Series A Shares are sold. The proceeds will be used principally to fund the acquisition and/or development of various real estate projects that the Company is presently considering or pursuing. These projects, and the approximate funds they would require, are as follows:


Projects                                      Units    Minimum        Maximum
-------------------------------------------------------------------------------

Country Lake Apts., West Palm Beach, FL       192    $2,092,500      $2,600,000
-------------------------------------------------------------------------------
Villa Americana Apts., Houston, TX            256             0       2,500,000
-------------------------------------------------------------------------------
Winter Oaks Apts., Winter Haven, FL           460             0         950,000
-------------------------------------------------------------------------------
Nations Bank Atlanta Portfolio, Atlanta, GA   1078            0       6,250,000
===============================================================================
Courtyard Apts., Anderson, IN                  137            0         500,000
===============================================================================
Totals                                        2123   $2,092,500     $12,800,000


     There can be no assurance that all or any of these properties will be acquired by the Company. To the extent these properties are not acquired, it is the Company's expectation that the proceeds will be applied to the acquisition and/or development of other properties. In addition, the Company may utilize some of the proceeds for various general corporate purposes including (but not limited to) working capital or redemption of Series A Preferred Stock.

     The amount of the net proceeds that will be invested in particular areas of the Company's business will depend upon future economic conditions and business opportunities. To the extent that the Company may incur a loss from operations, such loss will be funded from the Company's general funds, including the net proceeds of this Offering. In such event the amount available for use in the expansion of the various aspects of the Company's business will be reduced by the amounts expended in the course of day-to-day operations, including working capital requirements and by any operating losses. A portion of the proceeds may be used by the Company to diversify into complementary businesses, either by internal growth or by acquisition. As of the date hereof, the Company does not have any contract with any such acquisition candidate, and no assurance can be given that any business acquisition opportunity may be obtained in the future, or if obtained, may be negotiated on terms which are favorable to the Company.

     While the forgoing amounts are management's best estimates of the use of the proceeds of the Offering, actual expenditures may vary depending on the actual proceeds realized from this Offering and the extent to which future revenues generated by the Company are sufficient to pay the Company's expenses. Such conditions may influence management to alter the Company's proposed activities and/or may require the Company to seek additional funds through borrowing from banks or through other financial arrangements. No assurance can be given that the Company would be successful in obtaining such additional funds.


                             Exhibit 10.23 - Page 18

                                    BUSINESS

     Introduction

     Homes for America Holdings, Inc. was organized on January 9, 1996 as a real estate operating company to acquire, develop, own, rehabilitate and manage residential properties throughout the United States. Our objective is to identify and purchase undervalued residential properties which we renovate, operate and manage. We rely upon the expertise and experience of our executive officers as well as unaffiliated real estate brokers, attorneys, bankers and property owners to assist us in identifying suitable multi-family residential properties throughout the United States. These properties are purchased either through a variety of government-sponsored financing arrangements exclusively available for properties qualifying as Affordable Housing, or with traditional financing arrangements available for Market Rate properties. In addition to the net rental income derived from our portfolio of multi-family residential properties, we earn a portion of revenues and profits from transactional fees associated with the acquisition, financing, development and construction of Affordable Housing.

     Our operations commenced in April 1996. To date, we have purchased six multi-family residential properties located in Dallas, Texas; Bridgeport, Connecticut; Elkhart, Indiana, North Miami, Florida and West Palm Beach, Florida. In 1998, we purchased 17 acres of undeveloped land upon which we will develop 210 Market Rate units. We have also contracted for the purchase a second multi-family residential property in Florida, expected to close in the third quarter of 1999.

     Background

     One of our primary objectives is to develop multi-family residential properties which will qualify as Affordable Housing. Such properties enable us to apply for Tax Exempt Bond allocations, Low Income Housing Tax Credit allocations, or both, which then can be used to provide capital and/or financing for the purchase and rehabilitation of the property. In return for such financing arrangements, we must limit tenants in the Affordable Housing projects to those whose income are within the Restrictions. We anticipate that eventually sixty percent of our portfolio will be Affordable Housing properties and the remainder will be Market Rate properties which we have purchased and then either rehabilitated or converted into residential units.

     Market Rate multi-family residential properties will generally be acquired using traditional methods of real estate financing. Residential properties which may be reconverted are often: (i) Market Rate multi-use properties that are purchased at a discount and then constructed or substantially rehabilitated;
(ii) non-residential properties that can be converted to residential use, such as warehouses, industrial buildings, fire houses and vacant office buildings that have unique architectural qualities; and (iii) existing residential properties where rehabilitation is extensive enough to substantially alter the quality and character of the property. Such conversions are currently popular in redeveloping urban areas and we expect them to be a source of significant revenue in the future. Our Dallas/Briar Meadows property is an example of such a conversion. Affordable Housing properties for potential acquisition are identified by maintaining regular contact with real estate brokers throughout the United States. We inform the brokers that we are interested in acquiring property in certain locations within a designated state for which Tax Exempt Bond and Tax Credit financing is available. Investment decisions are made by our executive officers with the consent of the Board of Directors. In addition, we will often utilize the knowledge and experience of outside consultants that we retain.

     Affordable Housing

     Affordable Housing properties are multi-family residential properties in excess of four units for which government sponsored financing programs are available. These properties are subject to Restrictions which govern, among other things, the income of the tenants to which the units are rented.

     Initially, we identify an area where Affordable Housing financing is available. After we have located and entered into a contract to purchase a property qualifying as Affordable Housing, we prepare and submit an application for a Tax Exempt Bond allocation to the appropriate governmental agency. Once the application for Tax Exempt Bonds is approved, we then prepare and submit an application for an allocation of Low Income Housing Tax Credits. In connection with these applications, we must, among other things, conduct a market study of the property, provide an architectural analysis, obtain a property appraisal and prepare an environmental study and analysis of the property. We also provide a proposed cost of the entire project which includes fees and reimbursements that we receive out of the funding of the project. We engage outside consultants and professionals operating near the location of the subject property to assist in obtaining the required information and in preparing these applications.

                             Exhibit 10.23 - Page 19

     Each Affordable Housing property in which we have an interest is owned by a separate limited partnership or limited liability company. After the Low Income Housing Tax Credit allocation and if applicable, a Tax Exempt Bond allocation, is received, the limited partnership acquires title to the Affordable Housing property. We then offer and sell a limited partnership interest to an investor. The investor usually acquires a "nominal" 99.9% interest in the partnership for a purchase price of $.50 to $.80 per $1.00 of Low Income Housing Tax Credits (See "Low Income Housing Tax Credits -Value of the Credits", and "Current Operations"). The agreement with the investor, however, typically allows us to retain between 70% and 90% of the operating cash flow from the property as well as 70% and 90% of the residual value of the real estate. In addition, Tax Exempt Bonds are sold to various independent bond houses. The investor who purchases the limited partnership interest from the limited partnership is usually a limited partnership formed by an experienced Low Income Housing Tax Credit syndicator. We are not involved in these syndication efforts. The general partner for each limited partnership is a newly formed, wholly owned subsidiary of Homes for America Holdings, Inc.

     The issuer of the Tax Exempt Bonds, which is usually a local government authority, issues and sells the Bonds to finance the project through investment bankers such as CharterMac, The Sturges Company and Greenwich Partners. All Tax Exempt Bond placements are accomplished by the issuer to a single institutional purchaser. For example, the bonds for Prairie Village were purchased by The Sturges Company and the bonds for Lake's Edge were purchased by Charter Mac.

     The proceeds from the sale of the Tax Exempt Bonds are loaned to Homes for America and are used to provide funding for the acquisition of the property, including either the construction loan, the permanent loan, or both. After acquiring the property and finalizing the sale of the limited partnership interests to the investor, we are entitled to receive various transaction fees and expense reimbursements at the closing which is paid out of the funding for the project. Transaction fees may include acquisition fees, developer fees, rehabilitation fees, asset management fees, administrative fees, general partner fees, and other fees associated with the acquisition, financing, development, rehabilitation, construction, and operation of an Affordable Housing project. The realization of these fees is dependent upon the number, type and terms of the purchase and financing transactions that occur during the course of the year. Following the closing, we rehabilitate the property and lease the units.

     In addition to the fees received at closing, we receive income from the acquired property through management fees and participation in operating profits. We also provide services to the properties including, but not limited to, marketing, ownership property reviews, social service programs for parents, and outreach programs for children. These may include computer learning workshops, tutoring, and organized sports activities. Property services may be included as a requirement to ensure municipal state or federal financing approval. As each municipality, county or state applies a scale in determining whether an applicant qualifies for Tax Exempt Bond financing and/or Tax Credits, adding services to the property for the benefit of the tenants may significantly improve an applicant's ability to obtain financing and/or credits. We believe that the quality of tenancy increases with the amount of services offered, and that providing these services reduces apartment turnover, helps maintain quality of life, and thereby controls costs.

     We believe a considerable need for quality Affordable Housing exists in the United States. Historically, demand has exceeded supply. We also believe that there is a strong market for the conversion of undervalued market-rate residential properties, where new construction or substantial rehabilitation is required, and in the conversion of non-residential property to unique residential and loft-type living. Moreover, our founders are experienced in these types of conversions. We believe, but cannot assure, that we will achieve significant revenues from this area in the future.

     As we have been in operation only since 1996, there can be no assurance we will continue to be a commercially viable or profitable business. We have a limited operating history to use to predict whether we will be successful in the future.


     Current Operations

     We manage, or oversee the management and operation, of each property that we acquire. Accordingly, we have established our own on-site management in areas where we have a substantial investment, such as Texas, Florida and the Northeast. In other areas, we may utilize outside management firms to assist in the operation of the properties.

     Whether we are the on-site property manager or the off-site asset manager, we maintain responsibility for the operation of each property. Every property that we directly manage has one of our senior managers responsible for the property's day to day operations. Every site that we operate through an outside management firm has one of our officers directly responsible for the property. In addition, we engage outside auditors to provide compliance audit services to verify key financial information and tenant certification issues. Further, each property is visited periodically by our officers.

                             Exhibit 10.23 - Page 20

     We currently own properties in Texas, Connecticut, Indiana and Florida with contracts pending for additional properties. The following is a description of the properties under management as well as properties subject to purchase agreements.

     Willow Pond Apartments

     Willow Pond Apartments, formerly known as Glen Hills Apartments, located in Dallas, Texas, is a 386-unit Affordable Housing complex.

     The Willow Pond complex was purchased for approximately $8,400,000, and is owned by a limited partnership, of which we are the general partner with a .01% interest in the partnership, approximately a 90% interest in cash flow and an 80% interest in the residual value of the partnership.

     Through the limited partnership formed to own Willow Pond, we sold a limited partnership interest to an investor for $2,500,000 in exchange for a nominal 99.99% interest in the limited partnership. Notwithstanding the limited partner's 99.99% nominal interest in the limited partnership, the general partner and the limited partner have varying interests in the items of tax profit, tax losses, distributions of cash available from operations, and distributions of cash available from refinancing of the limited partnership's debt or upon sale of its asset. Since the limited partner's primary financial motivation for purchasing an interest in the limited partnership was the benefits it would derive from the Low Income Housing Tax Credits and other tax losses, the limited partner has retained 99.99% of those items. Because this allocation of Low Income Housing Tax Credits and losses met the limited partner's yield requirements, we were able to obtain an aggregate interest of approximately 90% in the cash available from operations, and an aggregate interest of approximately 80% in the cash available from sale of the partnership's asset or refinancing of its debt. The limited partner has a right to the difference. The balance of the funding was obtained through mortgages on the property.

     After we acquired the property, we renovated it and it is now 98% occupied. In addition to the renovation, we established a computer learning facility which provides tenants and their children with professional instruction in, among other things, the use of the Internet and spreadsheet skills. Adults are offered the opportunity to learn word processing and spreadsheet skills or to otherwise improve existing skills to aid them in the work place.

     Glen Hills Homes for America, Inc., a wholly-owned subsidiary of Homes for America, was incorporated on February 26, 1997 in the state of Texas was formed to serve as the general partner of Dallas/Glen Hills, LP, the owner and operator of this property. Dallas/Glen Hills, LP was organized on March 27, 1997 in the state of Texas for the purpose of owning and operating this property. Glen Hills Homes for America, the general partner, owns .01% of Dallas/Glen Hills LP (a.k.a. Willow Pond). 90% of the cash flow from this property, as well as 90% of the residual property value if sold, resides with the general partner. Because Homes for America Holdings, Inc. exerts full control over the limited partnership, it is treated as a wholly-owned subsidiary.

     Putnam Square Apartments

     Putnam Square Apartments is an Affordable Housing complex composed of 18 units located in Bridgeport, Connecticut. In November 1997, in return for an indemnification against operating losses of up to $65,000 and an agreement to operate and rehabilitate the facility, we succeeded to the interests of the general partner of the partnership that originally owned the property. We have substantially renovated the property and approximately 90% of the units are currently rented.

     As additional consideration for assuming the position of general partner, the Company received a developer's note in the amount of $200,000, and 50% of a $400,000 first mortgage, or $200,000. Under the terms of the partnership agreement, the developer's note has first priority on the property's cash flow. In total, the Company received notes in the amount of $400,000 for assuming the general partner position.

     The partnership has one investor limited partner who made capital contributions of $692,065 in exchange for a 99% interest in the partnership. Under the terms of the agreement, the limited partner is allocated 99% of partnership income or loss, and 99% of the tax credits earned annually. Cash flow is distributed 75% to the general partner as payment of the development note, and thereafter as payment of the partnership administration fee; and 25% to the limited partner.

                             Exhibit 10.23 - Page 21

     Putnam Homes for American, Inc., a wholly-owned subsidiary of Homes for America, was incorporated on October 14, 1997 in the state of Connecticut for the purpose of serving as the general partner of TVMJG1996-Putnam Square, LP, the owner and operator of Putnam Square. TVMJG1996-Putnam Square, LP was organized on April 26, 1997 in the state of Connecticut for the purpose of owning and operating Putnam Square. Putnam Homes for America, the general partner, owns 1.0% of TVMJG1996-Putnam Square, LP (a.k.a. Putnam Square). Homes for America Holdings, Inc. earned a developer's fee of $200,000, payable by a note senior to a first mortgage of $400,000, plus an additional $200,000 representing one-half of the first mortgage note, and retains 75% of cash flow from the property, as well as 75% of the residual value is sold. Because Homes for America Holdings, Inc. exerts full control over the limited partnership, it is treated as a wholly owned subsidiary.

     Prairie Village Apartments

     Prairie Village Apartments, a 120-unit Affordable Housing project located in Elkhart, Indiana, was purchased on December 16, 1998 for approximately $804,000. The project costs totaled approximately $3,950,000, which included the establishment of a $2,200,000 restricted cash fund for current renovations from which we will draw during the construction period, and the establishment of reserves in the amount of approximately $425,000 for future renovations, repairs and maintenance. This transaction included the attainment of a $2.4 million private activity cap for Tax Exempt Bonds, $600,000 of taxable bonds and the sale of $1,000,000 of tax credits. This transaction provided us with reimbursement of our pre-acquisition expenses of $250,000 and developer fees of approximately $400,000. The transaction was financed with non-recourse bonds bearing interest at 5.9% fixed for 30 years.

     Prairie Village Apartments is owned by a limited partnership in which our wholly owned subsidiary is the general partner. Through this limited partnership, we sold a limited partnership interest to an investor for $1,060,510 in exchange for a nominal 99.90% interest in the limited partnership. Notwithstanding the limited partner's 99.90% nominal interest in the limited partnership, the general partner and the limited partner have varying interests in the items of tax profit, tax losses, distributions of cash available from operations, and distributions of cash available from refinancing of the partnership's debt or upon sale of its asset. Since the limited partner's primary financial motivation for purchasing an interest in the partnership was the benefits it would derive from the Low Income Housing Tax Credits and other tax losses, the limited partner has retained 99.90 % of those items. Because this allocation of Low Income Housing Tax Credits and losses met the limited partner's yield requirements, we were able to obtain an aggregate interest of approximately 80% in the cash available from operations, and an aggregate interest of approximately 70% to 90% in the cash available from a future sale of the limited partnership's asset or refinancing of its debt. The limited partner has a right to the difference. The balance of the funding was obtained through Tax Exempt and taxable bonds on the property.

     Rehabilitation will consist of new facades and exteriors, new kitchens, windows, insulation, air conditioning, carpeting, landscaping and noise attenuation. This work will take approximately one year, and is currently approximately 30% complete. During this period, existing tenants will be moved from non-renovated units into fully renovated units at no additional cost. Further, we will create a computer learning facility on the premises available to all rent paying residents and their families. Classes in computer skills such as word processing, spreadsheets and compiling databases will be offered free of charge.

     Prairie Village Homes for America, Inc., a wholly-owned subsidiary of Homes for America, was incorporated on July 17, 1997 in the state of Indiana for the purpose of serving as the general partner of Middlebury/Elkhart LP, which owns and operates Prairie Village. Middlebury/Elkhart, LP was organized on July 16, 1997 in the state of Indiana for the purpose of owning and operating Prairie Village. Prairie Village Homes for America, the general partner, owns 0.1% of Middlebury/Elkhart LP (a.k.a. Prairie Village). 90% of the cash flow from this property, as well as 90% of the residual property value if sold, resides with the general partner. Because Homes for America Holdings, Inc. exerts full control over the limited partnership, it is treated as a wholly-owned subsidiary.

     Briar Meadows Apartments

     We purchased the Briar Meadows Apartments, a 118-unit residential complex located in Dallas, Texas for $1,050,000 on December 18, 1998. The project has been financed with a first mortgage in the amount of $840,000 and a second mortgage of $500,000. A rehabilitation escrow in the amount of $250,000 has been established from the proceeds of the mortgages. We have begun substantially rehabilitating the units at an anticipated cost of $400,000. This is a Market Rate transaction and we will not utilize any government guarantee programs.

                             Exhibit 10.23 - Page 22

     This property is 100% owned by a wholly-owned subsidiary of Homes for America, Briar Meadows Homes for America, Inc. This subsidiary was incorporated on November 20, 1998 in the state of Texas for the purpose of owning and operating this property. Current occupancy is 98%.

     Homes For America Holdings, Inc. refinanced the Briar Meadows property in Dallas, Texas. This property carried an $825,000 first mortgage from Beal Bank of Texas, and a $500,000 second mortgage from USA Capital of Nevada.

     Upon receipt of a $1.5-million loan from Key Bank, both of the aforementioned mortgage holders were repaid, leaving Key Bank with a first position on the property. Subsequently, the Company received a $400,000 second mortgage from Frost Bank. The proceeds of this loan were used substantially as deposit money on pending transactions.

     The Company has now borrowed $1.6-million from USA Capital, of which $400,000 was used to pay the Frost Bank second mortgage, and the balance will be used to complete the Country Lake acquisition in West Palm Beach, Florida.

     In consideration for this loan, the Company granted USA Capital a second position on the Briar Meadows property, and pledged the stock of several wholly-owned subsidiaries.

     Arlington - Royal Crest

     On December 18, 1998, we purchased 17 acres of undeveloped land located in Arlington, Texas for $1,200,000. The purchase was financed with a first mortgage on the property in the amount of $1,200,000. We recognized transaction fees of approximately $287,000 on this purchase.

     We have received approval from HUD to file for a "fast-track" commitment for insurance on a construction loan and permanent mortgage in the amount of approximately $12,200,000. Closing on the loan and the commencement of construction is expected to occur in the first quarter of 2000. Occupancy is anticipated to begin in September, 2000.

     We own 100% of the Arlington property and do not expect to sell any partnership interests in it. Arlington Homes for America, Inc., a wholly-owned subsidiary of Homes for America, was incorporated on December 9, 1998 in the state of Texas for the purpose of developing the Arlington property.

     Lake's Edge Apartments

     On June 30, 1999, the Company acquired Lake's Edge Apartments, a 400 unit apartment complex located in North Miami, Fla., for $14,025,000. We will commence approximately $1,400,000 of improvements to this property in the Fall of 1999. Including project costs at closing, the total project cost is approximately $16,500,000. Acquisition, including project costs and planned improvements, has been completely financed with a combination of Tax Exempt and taxable Bonds. Approximately $400,000 in transaction fees were realized on this purchase, and gain on sale of Bonds totaled approximately $825,000, for a total revenue gain of $1,200,000. Current occupancy is 94%.

     We own 100% of the property and do not plan to sell any partnership interests in it. Lake's Edge Homes for America, Inc., a wholly-owned subsidiary of Homes for America, was incorporated on March 25, 1999 in the state of Florida for the purpose of owning and operating this property.

     Homes for America is also the sole owner of LEHH, Inc., which was formed for the sole purpose of purchasing outstanding bonds and subsequently reselling the bonds to an institutional investor in connection with the Lake's Edge transaction. LEHH was incorporated on March 25, 1999 in the state of Florida.

     Country Lake Apartments

     We closed on the Country Lake Apartments, a 192 unit property located in West Palm Beach, Florida on November 5th, 1999. This $12.2 million property was financed through Tax Exempt and taxable bonds in the amount of $10.4 million and a loan.


     Proposed Properties

     Villa Americana

     Homes For America Holdings, Inc. signed a Purchase and Sale Agreement on September 23, 1999 to acquire this 258-unit affordable housing complex in Houston, Texas for $8,615,000. This transaction will be financed with either a HUD or conventional market-rate mortgage in the full amount of the purchase price (terms and conditions pending), and closing is expected by first-quarter 2000.

                             Exhibit 10.23 - Page 23

     Louisville, KY (Haversford)

     Homes For America Holdings, Inc. signed an Assignment and Assumption Agreement on October 30, 1999 for this pre-existing transaction. HUD financing approval is already in place, terms and conditions to be determined upon HUD review and appraisal of property and project. The Company is awaiting completion of architectural plans and construction bids to proceed. The project will include construction of 160 new market-rate units at an estimated cost of $10-million.

     New Business Ventures

     Homes for America Real Estate Services, Inc., a wholly-owned subsidiary of Homes for America, was incorporated on July 6, 1999 in the state of Texas. This company was organized to serve as a management company for properties owned by third parties and is seeking such contracts.

     MasterBuilt America, Inc. was formed as a joint venture on July 1, 1999 in the state of Virginia between Homes for America and MasterBuilt Companies, Inc., a commercial building company located in Virginia. MasterBuilt America may be engaged by Homes for America to construct and/or rehabilitate some of the apartments owned and operated by Homes for America and its affiliates.

     Financing:

     Affordable Housing Financing

     We purchase Affordable Housing properties through the use of relatively small amounts of our own capital, the sale of Tax Credit benefits to Tax Credit investors, conventional debt, government agency loans, and, in some cases, the use of low-interest Tax Exempt and taxable Bonds. In addition, we often purchase Affordable Housing properties with relatively small amounts of capital through the use of low interest rate, non-recourse bonds, thereby preserving capital for other transactions. Aside from the equity that we provide, the balance of the equity for the purchase of an Affordable Housing property is obtained through the sale of a limited partnership interest to an investor/limited partner ("Limited Partner") formed specifically to own the Affordable Housing property for cash. The Limited Partner's interest entitles it to share in the tax credit and cash benefits associated with the property. From the transaction, we may receive: (i) reimbursement of expenses; (ii) BSPRA or developer's fee (up to 15%); (iii) acquisition fees (up to 5% of the acquisition); (iv) rehabilitation fees (up to 10% of any rehabilitation or construction); (v) management fees (up to 6% of total income); (vi) retention of approximately 70% to 90% of all operational cash flow; and (vii) 80-90% of the cash available for distribution upon sale or refinancing.

     An Affordable Housing project's financing may consist of some or all of the following: (i) equity, the majority of which is provided mainly through the sale of Low Income Housing Tax Credits to a single outside investor and the minority of which is provided by us as the developer, (ii) conventional debt, which will consist of conventional loans provided by financial institutions such as banks and insurance companies, (iii) government agency loans provided by local government agencies at lower than market interest rate and repayable solely out of a portion of the project's available cash flow, if any, in lieu of a fixed monthly payment, (iv) government agency grants awarded to the project which do not need to be repaid, and (v) debt generated by the sale of Bonds (see "Tax Exempt Bonds"). In general, the equity portion of an Affordable Housing project's financing will be between one-third and one-half of the Affordable Housing project's total financing with the balance consisting of one or more of the types of debt described above. The amount of conventional debt available as financing to an Affordable Housing project depends entirely upon the net operating income available to make payments of principal and interest. Net operating income is the amount of money available after the payment of operating expenses. Conventional lenders require a ratio of net operating income to principal and interest payments from as low as 1.10:1 to as high as 1.35:1. Thus, the lower rents required by Restrictions reduce the availability of conventional debt for Affordable Housing projects and increase the need for the government financing described above.

     In general, the Limited Partner investors in limited partnerships owning Affordable Housing projects are primarily seeking the benefits generated by the Low Income Housing Tax Credits and the other tax losses, and give less consideration to cash distributions as a means of obtaining a desired yield from an investment. Therefore, the limited partnerships typically grant the general partner up to 90% of the cash flow from operations and up to 90% of residual interest in the properties.

     Although approximately one-half of our business relies on HUD or other government financing, once a transaction is closed, it is not subject to re-negotiation or termination. Therefore, after closing, the government agency may neither elect to renegotiate our agreed upon profits nor terminate our contracts or subcontracts.

                             Exhibit 10.23 - Page 24

     Conversions Financing

     Market  Rate  purchases  of  undervalued   residential  or  non-residential
property that we substantially rehabilitate or convert may be financed by a capital investment of up to 10-20% of the project's costs, with the balance furnished by debt financing. The Company believes that such level of financing is generally available and was used for the purchase of Briar Meadows Apartments. These properties are generally well situated and/or architecturally unique, and can frequently be purchased at low prices due to the need for significant rehabilitation. Unit costs will vary region by region. Replacement costs are determined by regional industry standards and are supported by appraisals and feasibility studies. Although costs vary by region, we believe that this method of acquisition, rehabilitation and financing is much more cost effective than the approximate cost from $25,000 to $60,000 to construct comparable new units. HUD is the ultimate determinant of replacement costs and HUD loans are based upon the lowest of four test criteria: (1) Letter of credit service by income; (2) market value based on the HUD appraisal; (3) a statutory allowance; or (4) replacement cost.

     Low Income Housing Tax Credits

     A significant portion of our housing portfolio is financed through the use of Low Income Housing Tax Credits (the "Tax Credits").

     Tax Credits were created by the Tax Reform Act of 1986, which established a single program of Tax Credits benefiting the owners of rental housing developments specifically targeted to a defined group of lower income households. Tax Credits can be utilized by the owner of the development and constitute a dollar for dollar reduction of the owner's federal tax liability. In the case of pass-through tax entities such as limited partnerships and limited liability companies, each owner of the entity (i.e., the partners in the case of a limited partnership or the members in the case of a limited liability company) is allocated a proportionate share of the Tax Credits which may be used as a direct reduction of an individual's or corporation's federal income tax liability.

     State Allocation of Tax Credits

     State housing agencies are responsible for the allocation of Low Income Housing Tax Credits and for monitoring program compliance. Pursuant to the Volume Cap applicable to Low Income Housing Tax Credits, each state annually may allocate Low Income Housing Tax Credits to Affordable Housing projects up to an amount equal to $1.25 per state resident. Without reducing the amount of Low Income Housing Tax Credits that a state has available annually to allocate under the Low Income Housing Tax Credit Volume Cap, a state may also allocate Tax Credits to Affordable Housing projects financed with Bonds that are subject to the separate Volume Cap applicable to Bonds. In other words, Low Income Housing Tax Credits allocated to Affordable Housing Projects financed with Bonds do not reduce the amount of Low Income Housing Tax Credits available to Affordable Housing projects that are not financed with Bonds.

     Qualifying for Tax Credits Tax

     Credits are obtained through an application to the responsible state agency, and are allocated to developments which meet certain threshold requirements set forth in the Internal Revenue Code and the particular State Agency's Qualified Allocation Plan ("QAP"). Bond allocation applicants, because they are not part of this Volume Cap, do not compete for the Tax Credits. Once a Bond allocation development has received its allocation of bonding authority, it will receive a Tax Credit allocation if that applicant meets the minimum threshold standards for a Tax Credit allocation.

     Volume Cap Tax Credits and Bond allocation Tax Credits are allocated to developments involving either new construction or rehabilitation of existing housing developments. In addition, Volume Cap Tax Credits and Bond allocation Tax Credits may also be awarded for the acquisition of an existing development if that development qualifies for the rehabilitation Tax Credits.

     The amount of Tax Credits allocated for a new development will be the equivalent of 70% of the present value of the eligible basis, which includes costs of construction and other permissible fees and expenses, as provided by
Section 42(b)(2)(B) of the Internal Revenue Code. Ten percent of the Tax Credits may be applied against tax liabilities each year for ten years. The amount of Tax Credits allocated for a rehabilitation development will be the equivalent of 70% of the present value (determined over a ten-year period) of the cost of the rehabilitation. The amount of Tax Credits allocated for qualified acquisitions will be the equivalent of 30% of the acquisition cost. If any portion of the permanent financing for the development is provided at below market interest rates by or through the federal government, with certain exceptions, the amount of the Tax Credit allocated will be the equivalent of 30% of the present value (determined over a ten-year period) of the cost of new construction or rehabilitation.

                             Exhibit 10.23 - Page 25

     The amount of Tax Credits allocated in Bond allocation developments is the equivalent of 30% of the present value (determined over a ten-year period) of the cost of new construction or rehabilitation, as the case may be, and 30% of the cost of acquisition if the development also receives rehabilitation credits.

     The amount of Tax Credits allocated to a development is also a function of eligible costs of construction or rehabilitation ("Eligible Basis"), the number of housing units in the development which are deemed to be qualified low income units, and the applicable federal rate ("AFR"), which is the factor used to arrive at the present value of the Tax Credits over ten years. The number of qualified low income units is determined by the number of rental units in the development which are rented to qualified low income tenants at appropriate low income rents. A development must elect a low income set aside test ("Set Aside") which is (i) 40% of the units rented to tenants whose income is 60% of the area median income, or (ii) 20% of the units rented to tenants whose income is 50% of the area median income. Area median income is determined for all localities in the United States by HUD. The Set Aside is a threshold for Tax Credit Allocation qualification, but due to the intense competition for Tax Credits, state agencies have successfully required developments to set aside more units at significantly lower rent. For a housing unit to be considered a low income unit, it must be rented at no more than 30% of the tenant's income, with the rental amount adjusted for family size.


     Utilization and Loss of Tax Credits

     Tax Credits are taken over a period beginning in the year in which the development is first occupied by tenants ("Placed in Service") and ending ten years later ("Tax Credit Period"). Developments must remain in compliance with their initial low rent levels and initial low income occupancy levels for a minimum of 15 years ("Compliance Period"), but in order to qualify for Tax Credits in the first instance, developments must agree to remain in compliance with rent levels and low income occupancy levels for an additional 15 years beyond the Compliance Period agreement (the "Extended Use Agreement"). The additional time period contemplated thereby is referred to as the Extended Use Period.

     The Extended Use Agreement extends the Compliance Period for an additional 15 years, making the Affordable Housing Project subject to the Low Income Housing Tax Credit Restrictions for a total of 30 years (the initial 15 years of the Compliance Period plus the 15 years of the Extended Use Period). The Extended Use Agreement does not alter the owner's ability to operate the property, since the owner must contemplate the 30 year period of restrictions when the investment is initially acquired. Only if, under circumstances contemplated by Section 42(h)(6)(E) of the Internal Revenue Code, the 30 year period is reduced to 15 years, will the operation of the property be affected. If the 30 year period is reduced so that there are no Low Income Housing Tax Credit Restrictions applicable to the project, and if no other Restrictions exist which limit the rents and the tenant's income, the project can then be operated as a Market Rate residential project, with the likelihood that it could generate higher operating income.

     Developments are subject to tax credit recapture during the Compliance Period if: (i) they fall below the required number of low income units; (ii) the rental amounts exceed the required rates; (iii) units are rented to tenants whose incomes exceed the maximum allowed; or (iv) they are transferred to third parties. In years 1-11 of the Compliance Period, the amount of the recapture is equal to one-third of all prior Tax Credits claimed by the taxpayer. In years 12-15 of the Compliance Period, the amount of the recapture is one-fifteenth of all prior Tax Credits claimed by the taxpayer.

     Disposition of Tax Credit Developments

     Generally, Tax Credit developments can be disposed of at any time. When and how the disposition occurs controls whether there will be Tax Credit recapture, and whether the development will remain subject to the Extended Use Agreement.

     Value of the Credits; Sale to Investors and Relationship with Investors

     Tax Credits result in a dollar for dollar reduction of a taxpayer's federal tax liability. They represent the equivalent of cash in the amount of the tax savings. The market for Tax Credits enables owners of Affordable Housing projects which have received an allocation of Low Income Housing Tax Credits to sell the credits as interests in limited partnerships for cash. There is no secondary market, or after-market, for the limited partnership interests. Tax Credit purchasers and investors in this market are long term. The value of the Tax Credits and other benefits are allocated between the partners based upon an agreed upon percentage for each of the items of benefit such as Tax Credits and cash flow. The range of Tax Credit prices we receive is between fifty cents and eighty cents per Low Income Housing Tax Credit dollar.

                             Exhibit 10.23 - Page 26

     Every Tax Credit purchaser has different investment criteria, required rates of return, and exit strategies. Generally, we can expect to receive a portion of the proceeds from the purchaser during construction or rehabilitation of the development, a portion when the development is substantially complete and the remainder when the development has achieved predetermined stabilized rent and occupancy levels. The partnership agreement between us and the Tax Credit purchaser will contain many provisions which govern the operation of the development, including: (i) regular periodic reporting; (ii) providing the Tax Credit purchaser with certain remedies if the development falls out of Tax Credit compliance; and (iii) providing the Tax Credit purchaser with an exit strategy after 15 years.

     We do not sell Tax Credits to individual purchasers. The Tax Credits are purchased by institutions such as The Related Capital Company, Inc., The Sturges Company and Greenwich Partners. These institutions are specialists in the purchase of Tax Credits.

     Tax-Exempt Bonds

     Of the three types of Tax Exempt Bonds available for Affordable Housing, we generally employ Private Activity Bonds issued under Section 142(d) of the Internal Revenue Code. Private Activity Bonds are subject to a Volume Cap for each state equal to the greater of $150 million or $50 per person, whichever is higher. These Volume Cap Private Activity Bonds are the Bonds that qualify for Bond allocation Tax Credits. (See "Low Income Housing Tax Credits"). Tax Exempt Bonds provide a low interest rate source of debt financing for housing developments.

     Once a local or state agency has passed a resolution (the "Inducement Resolution"), the owner of the development can apply to the appropriate agency for a Bond allocation. At the same time, the owner of the development may apply for a credit enhancement from HUD that guarantees repayment of the bonds to the bondholders. The HUD credit enhancement guarantees repayment of bonds, thereby enabling the issuer of the Bonds to charge a lower rate of interest on the loan. Once the credit enhancement is obtained, the issuer can sell its bonds and lend the money to the development. The revenues of the development are used to make the monthly payments of principal and interest on the mortgage which are used to repay the principal and interest on the Bonds.

     Utilization of Tax Exempt Bonds adds time to the development process because of the regulatory approvals necessary and requires compliance with Internal Revenue Service regulations in order to maintain the Bonds' Tax Exempt status. In all other respects, the employment of Tax Exempt Bonds to provide debt financing differs little from the use of conventional mortgage financing.

     Government Regulations

     In addition to the government financing requirements referred to above, we are subject to environmental and other governmental regulations. Compliance with laws and regulations governing our business can be complicated, expensive, and time-consuming and may require significant managerial and legal supervision. Failure to comply with such laws and regulations could have a materially adverse effect on our business. Further, any changes in any of these laws and regulations could materially and adversely affect our business. There is no assurance that we will be able to secure on a timely basis, or at all, necessary regulatory approvals in the future. These regulations and related considerations include, but are not limited to, federal government Tax Exempt Bond laws and regulations, allocations of specific amounts of Bonds to the various states, state regulations, state political decisions as to how to use the allocations, obtaining Bond Inducement Resolutions from state and municipal agencies and the continued availability of HUD insurance where necessary. In addition, we are often dependent on Bond ratings offered to finance real estate purchases.

     Environmental compliance issues do not have a material effect on the management and earnings of our properties. However, we cannot obtain financing or close a transaction without certifying that there are no environmental hazards present on the property.

     The primary costs relating to the environmental compliance are pre-acquisition inspections. These costs typically range from $5,000 to $20,000 per project. In the event that there is an environmental problem, mortgage financing would be obstructed and we would be unable to acquire the property.

     The compliance and costs associated with the Americans with Disability Act ("ADA") are always included in the cost of renovating a residential property. In many cases, if little or no renovation is required, the new owner is not required to meet current ADA requirements. This is referred to as being "grandfathered" under a previous set of rules or housing codes.

                             Exhibit 10.23 - Page 27

     As a general rule, Homes for America will not consider a property for purchase if local zoning regulations do not conform with the Company's intended use of the property. Inasmuch as the majority of transactions involve pre-existing multi-family structures in appropriately zoned areas, such regulations and the potential for neighborhood opposition are nonexistent. In the rare circumstance where this is not the case, the Company would stipulate at contract that closing be contingent upon obtaining necessary variances, easements or changes in regulations. Feasibility of compliance would be determined in the due diligence phase of the transaction, as would the potential for and severity of neighborhood opposition. If either issue were determined to have an ultimately adverse effect upon performance of the property, the pending transaction would be terminated.


     Competition

     All of our currently owned properties, or properties under agreement to be purchased, are located in developed areas. There are numerous other multifamily properties and real estate companies, many of which have greater financial and other resources than us within the market area of each of these properties, and which will compete with us for tenants and development and acquisition opportunities. The number of competitive multifamily properties and real estate companies in such areas could have a material effect on: (i) our ability to rent the apartments; (ii) the rents charged; and (iii) development and acquisition opportunities. The activities of these competitors could cause us to pay a higher price for a new property than we otherwise would have paid, or may prevent us from purchasing a desired property at all, which could have a material adverse effect on our business. In addition, there is intense competition for Tax Credit and Tax Exempt Bond allocations, and many of these competitors have greater financial resources and longer operating histories than do we. Accordingly, there can be no assurance that we will be able to successfully compete in the future.

     Employees

     We  employ   approximately  25  full-time   employees  including  executive
officers. No employees are covered by a collective bargaining agreement. We believe that our relations with our employees are satisfactory.

     Projected Growth of the Company

     The Company anticipates continued growth in its assets and its pre-tax income in 2000. As of first week of November 1999, the Company's gross assets were approximately $48 million, including the successful closing of the Country Lakes acquisition. The Company expects to close on the Haverford, Kentucky property by year end, which would increase its total assets to approximately $60 million. In addition, the Company has contractual agreements on two other properties for an aggregate of $26 million.

     Pre-tax income for the 1999 fiscal year is expected to be approximately $3 million. This figure is predicated on the current year's earnings to date, an established income stream from existing rental properties, reasonable predictions of transaction income in connection with pending acquisitions.

     With the additional equity capital that management projects will be available from the Offering (approximately $1.4-$13 million), the Company expects not only to close on the currently pending transactions, but also to provide equity funding in connection with a number of portfolio transactions that the Company has been exploring. Should the Company be able to consummate these transactions, management expects both gross assets and pre-tax income to increase in 2000.

                             Exhibit 10.23 - Page 28

                                   MANAGEMENT

     Directors and Executive Officers

     The executive officers and directors of the Company are as follows:

Name                         Age      Office
--------------------------------------------------------------------------------
Robert A. MacFarlane         55       President, Chief Executive Officer
                                      and Chairman of the Board

Richard J. Weiss             47       Chief Financial Officer

Robert M. Kohn               48       Director & Chief Acquisitions Officer

David Harwell                53       Director, Secretary & Operations Manager

Joel Heffron                 54       Director

Daniel Hayes                 41       Director


     All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualify. Officers are elected annually by, and serve at the discretion of, the Board of Directors.

     Robert A. MacFarlane has served as the Company's Chief Executive Officer and Chairman of the Board of the Company since 1996. From 1994 to 1996, Mr. MacFarlane was an independent tax exempt bond and tax credit consultant. From 1992 to 1994, he was Senior Property Acquisitions Officer of the Boutwell
Company, a Rockefeller Family Trust specializing in residential property throughout the United States, especially along the Eastern Seaboard. He was directly responsible for the closing of more than $500 million of real estate transactions in Texas alone, two of which were turnaround, value-added acquisitions totaling $300 million.

     Richard J. Weiss has been the Company's Chief Financial Officer since August 1998. From 1994 to 1998, Mr. Weiss was a senior manager with Stuart Fleischer Associates, Certified Public Accountants; from 1993 to 1994, he served as corporate controller of Mountain Hospitality Corp.; from 1992 to 1994, Mr. Weiss also founded and was the president of Playgrounds USA of America, Inc.; from 1982 to 1994, Mr. Weiss served as the chief financial officer of Rayel Hotels Group; and from 1976 to 1982, he was an accountant with the firm of Siskin, Shapiro & Company. Mr. Weiss has a B.A. in psychology from American International College and a B.S. in Accounting from the University of Massachusetts at Amherst where he graduated magna cum laude. Mr. Weiss is a certified public accountant.

     Robert M. Kohn has been a Director of the Company since 1998 and is the Company's Chief Acquisitions Officer. From 1979 to 1996, Mr. Kohn was the president of Alfred Kohn Realty Corporation and Schuyler Realty. He has orchestrated the acquisition and financing of thousands of multi-family housing units, converted rental properties and warehouses into residential lofts, and managed more than 22,000 apartments in the tri-state area. Mr. Kohn graduated cum laude from Ohio University with a B.S. in Economics. Mr. Kohn is also an employee of International Business Realty & Consultants, LLC, which is a shareholder of the Company and which provides consulting services to the Company. See "Certain Transactions."

     Daniel Hayes, Esq. has had an individual law practice since 1990. From 1987 to 1990, he was the General Counsel to The Rojac Group, Inc., a real estate development concern. He is admitted to the bars of Virginia, the District of Columbia and Illinois. He holds a J.D. degree from Cornell Law School.

     David Harwell has been the Company's Corporate Secretary, Director and Operations Manager since 1996. Previously, he was corporate controller for ABC Air Freight, Inc. for over six years. Prior to 1990, he was an accountant in independent practice. Mr. Harwell holds a B.B.A. in Finance from Baruch College.

     Joel Heffron, Esq. has been president of Risk Management Corp. since 1994, a company that assists businesses in the conversion and disposal of assets. From 1987 to 1994, he was president of Westminster Equities and, from 1983 to 1987, he was vice president of Whitney Stores, Inc. From 1966 to 1983, Mr. Heffron was a partner in the law firm of Sohn, Gross, Findlay and Heffron, New York, NY. He holds a Bachelor of Laws degree from New York University.

                             Exhibit 10.23 - Page 29

     Committees of the Board of Directors

     The Board of Directors has two Committees: Audit and Compensation.

     Audit Committee

     The members of the Audit Committee are Daniel Hayes and Joel Heffron. The Audit Committee acts to: (i) acquire a complete understanding of the Company's audit functions; (ii) review with management the finances, financial condition and interim financial statements of the Company; (iii) review with the Company's independent auditors the year-end financial statements; and (iv) review implementation of any action recommended by the independent auditors with the independent auditors and management. The Audit Committee was formed during the current fiscal year and to date has not met.


     Compensation Committee

     The members of the Compensation Committee are Daniel Hayes and Joel Heffron. The Compensation Committee's functions include administration of the Company's 1998 Employee Stock Option Plan and Non-Executive Director Stock Option Plan and negotiation and review of all employment agreements for executive officers of the Company. The Compensation Committee was formed during the current fiscal year and to date has not met.

     Meetings of the Board of Directors

     During the fiscal year ended December 31, 1998, the Board of Directors of the Company met on three occasions and voted by unanimous written consent on three occasions. No member of the Board of Directors attended fewer than 75% of the meetings of the Board of Directors.

     Employment Agreements

     The Company has employment contracts with certain of its employees. The following is a brief description of each such contract.

     Robert A. MacFarlane

     In August 1998, the Company entered into a five-year employment agreement with Mr. MacFarlane. The contract provides for Mr. MacFarlane to receive a base salary at the rate of $186,000 per year for the period covering August 1998 through December 1998. Thereafter, his base salary will be determined annually by the Company's Board of Directors, with a minimum annual increase in base salary of 5%. The contract provides for the reimbursement for all reasonable expenses incurred by Mr. MacFarlane on behalf of the Company. The contract is subject to termination provisions and also contains a two year non-competition provision.

     Robert M. Kohn

     In August 1998, the Company entered into a five-year consulting agreement with International Business & Realty Consultants, L.L.C. ("IB&R"), for services to be rendered to the Company by Mr. Kohn, who is an employee of IB&R. The contract provides for Mr. Kohn to receive a monthly consulting fee of $3,750 for the period of July 1998 through December 1998, and thereafter a fee to be determined annually by the Company's Board of Directors with a minimum annual increase in monthly consulting fees of 5%. The contract also provides for the reimbursement of all reasonable expenses incurred by Mr. Kohn on behalf of the Company. The contract is subject to termination provisions and also contains a two year non-competition provision.

     Compensation of Directors

     Directors were not compensated for their services as such during the last fiscal year. The Directors are to receive options to purchase 3,750 shares of the Company's Common Stock for each year of service under the Non-Executive Director Stock Option Plan and are reimbursed for expenses incurred in order to attend meetings of the Board of Directors. See "Stock Option Plans."

     Stock Option Plans

     Employee Stock Option Plan

     In September 1998, the Company adopted the 1998 Employees Stock Option Plan (the "1998 Plan") which provided for the grant of options to purchase up to 187,500 shares of the Company's Common Stock. Under the terms of the 1998 Plan, options granted thereunder may be designated as options which qualify for incentive stock option treatment ("ISOs") under Section 422A of the Code, or options which do not so qualify ("Non-ISOs"). Unless sooner terminated, the 1998 Plan will expire in 2008. No options under the 1998 Plan were granted in 1998.

     The 1998 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the discretion to determine the eligible employees to whom, and the times and the price at which, options will be granted, whether such options shall be ISOs or Non-ISOs, the periods during which each option will be exercisable, and the number of shares subject to each option. The Board or the Compensation Committee shall have full authority to interpret the 1998 Plan and to establish and amend rules and regulations relating thereto.

                             Exhibit 10.23 - Page 30

     Under the 1998 Plan, the exercise price of an option designated as an ISO shall not be less than the fair market value of the Common Stock on the date the option is granted. However, in the event an option designated as an ISO is granted to a ten percent stockholder (as defined in the 1998 Plan) such exercise price shall be at least 110% of such fair market value. Exercise prices of Non-ISOs options may be less than such fair market value. The aggregate fair market value of ISO options granted to a participant and which become exercisable in any calendar year shall not exceed $100,000. The "fair market value" will be the closing NASDAQ bid price, or if the Company's Common Stock is not quoted by NASDAQ, as reported by the National Quotation Bureau, Inc., or a market maker of the Company's Common Stock, or if the Common Stock is not quoted by any of the above, by the Board of Directors acting in good faith.

     The Compensation Committee may, in its sole discretion, grant bonuses or authorize loans to or guarantee loans obtained by an optionee to enable such optionee to pay any taxes that may arise in connection with the exercise or cancellation of an option.

     Non-Executive Director Option Plan

     In September 1998, the Board of Directors adopted the Non-Executive Director Stock Option Plan (the "Director Plan"). The Director Plan provides for issuance of a maximum of 100,000 shares of Common Stock upon the exercise of stock options granted under the Director Plan. Options may be granted under the Director Plan until April, 2008 to (i) non-executive directors as defined and
(ii) members of any advisory board established by the Company who are not full-time employees of the Company or any of its subsidiaries. The Director Plan provides that each non-executive director will automatically be granted an option to purchase 3,750 shares of the Company's Common Stock upon joining the Board of Directors, and on each September 1st thereafter, provided such person has served as a director for the 12 months immediately prior to such September 1st. Similarly, each eligible member of an advisory board will receive, upon joining the advisory board, and on each September 1st thereafter, an option to purchase 2,500 shares of the Company's Common Stock, providing such person has served as a member of the advisory board for the previous 12 month period.

     The exercise price for options granted under the Director Plan shall be 100% of the fair market value of the Common Stock on the date of grant determined in the same manner as applicable to the 1998 Plan. Until otherwise provided in the 1998 Plan, the exercise price of options granted under the Director Plan must be paid at the time of exercise, either in cash, by delivery of shares of Common Stock of the Company, or by a combination of each. The term of each option commences on the date it is granted and unless terminated sooner as provided in the Director Plan, expires five years from the date of grant. The Director Plan is administered by a committee of the Board of Directors composed of not fewer than three persons who are officers of the Company (the "Committee"). The Committee has no discretion to determine which non-executive director or advisory board member will receive options or the number of shares subject to the option, the term of the option or the exercisability of the option. However, the Committee will make all determinations of the interpretation of the Director Plan. Options granted under the Director Plan are not qualified for incentive stock option treatment.


                             Exhibit 10.23 - Page 31

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1998 by (i) each person who owns beneficially more than five percent of the Company's outstanding Common Stock; (ii) each of the Company's directors and officers; and (iii) all directors and officers of the Company as a group. As of December 31, 1998, there were 2,087,750 shares of Common Stock issued and outstanding.

                                        Shares of Common         Approximate
                                        Stock Beneficially       Percentage
Name of Beneficial Owner                Owned                    Owned
-----------------------------------------------------------------------------
Robert A. MacFarlane (1)
83 Boutwell Trust                        454,733                   21.70%
One Odell Plaza
Yonkers, NY  10701
-----------------------------------------------------------------------------
Robert M. Kohn (2)                        403,000                  19.30%
1725 DeSales Street, NW
Washington, DC  20036
-----------------------------------------------------------------------------
Richard Weiss (3)
One Odell Plaza                                 0                      0
Yonkers, NY  10701
-----------------------------------------------------------------------------
Joel Hefron
c/o Risk Management Corp.                  50,000                   2.40%
P. O. Box 3685
Beverly Hills, CA  90212
-----------------------------------------------------------------------------
International Business and Realty       1,612,000                  19.30%
Consultants, LLC (4)
1725 DeSales Street, N.W.
Washington, D.C.  20036
-----------------------------------------------------------------------------
Daniel Hayes, Esq.                              0                      0
8779 Mathis Avenue
Manassas, VA  20110
-----------------------------------------------------------------------------
David Harwell                                   0                      0
One Odell Plaza
Yonkers, NY  10701
-----------------------------------------------------------------------------
Robert Pozner                             162,000                   7.80%
454 Stevens Avenue
Ridgewood, NJ  07450
-----------------------------------------------------------------------------
Officers and Directors
As a Group (6 Persons)                  1,070,233                  51.10%
-----------------------------------------------------------------------------


(1) Mr. MacFarlane is the beneficial owner of these shares which are held in the name of 83 Boutwell Trust, an irrevocable trust established by Mr. Robert MacFarlane for the benefit of himself and certain members of his family. He retains voting control over these shares.

(2) Mr. Kohn disclaims beneficial interest in 403,000 shares included in the above table. These shares are owned by International Business and Realty Consultants, LLC, at which he is employed and which is solely owned by Mr. Kohn's spouse.

(3) Excludes options to purchase 25,000 shares of Common Stock vesting quarterly (6,250 per quarter) over the first year of employment.

(4) International Business and Realty Consultants, LLC ("IBRC") is solely owned by Ms. Christiane Kohn, the wife of Mr. Robert Kohn, the Chief Acquisition Officer and a Director of the Company. IBRC performs services for the Company and owns all of the indicated shares.


                             Exhibit 10.23 - Page 32

                              CERTAIN TRANSACTIONS

     In December 1996, we entered into a settlement agreement (the "Settlement Agreement") with Canton Financial Services, a former financial consultant (the "Former Consultant") to us and Homes For America, L.C., a Virginia Corporation which is an affiliate of ours and is principally owned by our President, Chief Executive Officer and Chairman of the Board, Mr. Robert A. MacFarlane. Among other things, the Settlement Agreement provided for the termination of a consulting agreement, and any other relationship, between us and the Former Consultant. Pursuant to the Settlement Agreement, we agreed to pay the Former Consultant the sum of $89,096.88, and to reimburse the Former Consultant $15,891.43 for out-of-pocket expenses. The Former Consultant agreed to surrender 2,000,000 restricted shares of Common Stock it owned to Homes For America, L.C. By unanimous written consent dated February 1997, for various financial and consulting services, we transferred the 2,000,000 shares of our Common Stock, represented by the Former Consultant's surrendered shares to Homes for America, L.C. A subsequent agreement reached in March 1999 further reduced Home for America's obligation for fees and expenses to $99,000.

     We engage one of our shareholders, International Business Realty and Consultants, LLC ("IBRC) to perform various consulting services related to the purchase, acquisition and management of our properties. Mr. Robert M. Kohn, one of our Directors, is also an officer of IBRC and actually performs services for us on behalf of IBRC. IBRC is wholly owned by Mr. Kohn's spouse, Ms. Christiane Kohn. Since inception and through June 30, 1999, we have paid $509,000 to IBRC for consulting services. We believe that all such fees, if any, paid to Mr. Kohn are for amounts consistent with industry standards for transactions of this type.

     The Company has an agreement with Mr. Robert MacFarlane, the Company's Chief Executive Officer, whereby he retains the right to earn commissions on certain tax credit transactions that were procured by him prior to his employment as Chief Executive Officer of the Company. All commissions, if any, paid to Mr. MacFarlane are for amounts consistent with industry standards for transactions of this type. Since inception, and through March 31, 1999, Mr. MacFarlane has been paid $62,500 in commissions.

     The Company has an agreement with Mr. Robert Kohn, a Director of the Company, whereby he retains the right to earn real estate broker fees on certain transactions that were procured by him prior to his appointment as Director. The Company believes that all commissions, if any, paid to Mr. Kohn are for amounts consistent with industry standards for transactions of this type. The Company engages one of its shareholders, International Business Realty & Consultants, LLC ("IBRC"), to perform various consulting services related to the purchase, acquisition, and management of its properties. Mr. Robert M. Kohn, a Director of the Company, is an employee of IBRC and actually performs services for the Company on behalf of IBRC. IBRC is wholly owned by Mr. Kohn's spouse. Since inception and through March 31, 1999, IBRC has been paid $399,000 for consulting services. In January 1997, the Company entered into a settlement agreement (the "Settlement Agreement") with a former financial consultant of the Company (the "Former Consultant") and Homes For America, L.C., a Virginia Corporation which is an affiliate of the Company and principally owned by the Company's President, Chief Executive Officer and Chairman of the Board, Mr. Robert MacFarlane. Among other things, the Settlement Agreement provided for the termination of a consulting agreement, and any other relationship, between the Company and the Former Consultant. Pursuant to the Settlement Agreement, the Company agreed to pay the Former Consultant $89,096.88 and reimburse the Former Consultant $15,891.43 for out-of-pocket expenses. The Former Consultant agreed to surrender 2,000,000 restricted shares of Common Stock of the Company and also agreed to transfer the remaining 500,000 shares of common stock it owned to Homes For America, L.C. By Unanimous Written Consent dated February 14, 1997, the Company, for various financial and consulting services, transferred the 2,000,000 shares of the Company's common stock represented by the Former Consultant's surrendered shares, to Homes For America, L.C.

     In connection with the acquisition of the Willow Pond Apartments, the Company paid a fee to Related Capital Inc., a tax credit purchaser and syndicator of the tax credits generated by the Willow Pond Partnership. Although they are described in the governing partnership agreement as an "Investor Limited Partner", they are not, in fact, an investor in the Company or any related party to the Company. The fee of $110,756 was paid to an affiliate of Related Capital Inc. for services rendered in the purchase and syndication of the tax credits.
                             Exhibit 10.23 - Page 33

                            DESCRIPTION OF SECURITIES

     The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share. As of March 31, 1999, there were 8,374,000 shares of Common Stock issued and outstanding. The Company's stock transfer agent is a Signature Stock Transfer, Inc. of Dallas, Texas.

     Common Stock

     Subject to the rights of the holders of any shares of Preferred Stock which may be issued in the future, holders of shares of Common Stock of the Company are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. Directors are elected each year at the Company's annual meeting of stockholders to serve for a period of one year and until their respective successors have been duly elected and qualified. Common stockholders have the right to share ratably in such dividends on shares of Common Stock as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of Preferred Stock. Common stockholders have no pre-emptive rights. All of the outstanding shares of Common Stock are validly issued, fully paid and non-assessable. The Common Stock does not have cumulative voting rights so holders of more than 50% of the outstanding Common Stock can elect 100% of the Directors of the Company if they choose to do so, subject to the rights of the holders of outstanding Series A Preferred Stock.

     Preferred Stock

     The Board of Directors is authorized to issue shares of Preferred Stock, $.001 par value per share, from time to time in one or more series. The Board may issue a series of Preferred Stock having the right to vote on any matter submitted to stockholders, including, without limitation, the right to vote by itself as a series, or as a class together with any other or all series of Preferred Stock. The Board of Directors may determine that the holders of Preferred Stock voting as a class will have the right to elect one or more additional members of the Board of Directors, or the majority of the members of the Board of Directors.

     The Board of Directors may also grant to holders of any series of Preferred Stock preferential rights to dividends and amounts payable in liquidation. Furthermore, the Board of Directors may determine whether the shares of any series of Preferred Stock may be convertible into Common Stock or any other series of Preferred Stock of the Company at a specified conversion price or rate, and upon other terms and conditions as determined by the Board of Directors.

     Series A Preferred Stock

     Prior to the sale of any Units in this Offering, the Company will file a Certificate of Designation (the "Certificate of Designation") designating
600,000 shares of Preferred Stock as "Series A 8% Cumulative Convertible Redeemable Preferred Stock" ("Series A Shares" or "Series A Preferred Stock"). The following is a summary of the rights, preferences and privileges of the Series A Preferred Stock and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and the Certificate of Designation.

     Dividends. Subject to the limitations described below, holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available for payment, dividends in cash or Series A Preferred Stock, at the sole option of the Company, at an annual rate of $2.00 per share, payable quarter-annually on November 15, February 15, May 15 and August 15, except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends will be cumulative from the date of original issuance of the Series A Preferred Stock and will be payable to holders of record as they appear on the stock books of the Company on the tenth business day prior to the dividend payment.

     The Series A Preferred Stock will be junior to dividends to any series or class of the Company's stock hereafter issued which ranks senior as to dividends to the Series A Preferred Stock ("senior dividend stock"), and if at any time any dividend on senior dividend stock is in default, the Company may not pay any dividend on the Series A Preferred Stock until all accrued and unpaid dividends on the senior dividend stock for all prior periods and the current period are paid or declared and set aside for payment. No such senior dividend stock shall be issued without the approval of holders of a majority of the Series A Preferred Stock. See "Voting Rights." The Series A Preferred Stock will have priority as to dividends over the Common Stock and any other series or class of the Company's stock hereafter issued which ranks junior as to dividends to the Series A Preferred Stock ("junior dividend stock"), and no dividend (other than dividends payable solely in junior dividend stock) may be paid on, and no purchase, redemption or other acquisition may be made by the Company of, any


                             Exhibit 10.23 - Page 34
junior dividend stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all prior periods and the current period have been paid or declared and set apart for payment. The Company may not pay dividends on any class or series of the Company's stock having parity with the Series A Preferred Stock as to dividends ("parity dividend stock"), unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Series A Preferred Stock and may not pay dividends on the Series A Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Series A Preferred Stock or any parity dividend stock, all dividends declared on the Series A Preferred Stock and such parity dividend stock will be declared or made pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such parity dividend stock will bear the same ratio that accrued and unpaid dividends per share on the Series A Preferred Stock and such parity dividend stock bear to each other.

     The amount of dividends payable for the initial dividend period and for any period shorter than a full year dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Series A Preferred Stock which may be in arrears.

     See "Redemption" below for information regarding restrictions on the Company's ability to redeem the Series A Preferred Stock when dividends on the Series A Preferred Stock are in arrears.

     Liquidation Rights. In case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Series A Preferred Stock are entitled to receive the liquidation price of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date before any payment or distribution is made to the holders of the Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidation rights to the Series A Preferred Stock. The holders of the shares of the Series A Preferred will not be entitled to receive the liquidation price of such shares until the liquidation price of any other series or class of the Company's stock hereafter issued which ranks senior as to the liquidation rights to the Series A Preferred Stock ("senior liquidation stock") has been paid in full. No such senior liquidation stock shall be issued without the approval of holders of a majority of the Series A Preferred Stock. See "Voting Rights." The holders of Series A Preferred Stock and all series or classes of the Company's stock hereafter issued which rank on a parity as to liquidation rights with the Series A Preferred Stock ("parity liquidation stock") are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation price of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation price of the shares of the Series A Preferred Stock, the holders of such Shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

     Voting Rights. The holders of the Series A Preferred Stock will be entitled to no voting rights except as required by Nevada law; provided, however, that approval by a majority of the holders of Series A Preferred Stock is required to
(A) increase the authorized amount of Preferred Stock, (B) create any other class of Parity Stock or Senior Stock or increase the authorized amount of any such other class, (C) amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate so as to adversely affect the rights, preferences or privileges of the Preferred Stock, or (D) merge or consolidate with or into any other person, or sell substantially all of its assets or business to any other person, except that the Company may merge with any other person if the Company is the entity surviving such merger and such merger does not adversely affect the rights, preferences and privileges of the Preferred Stock.

     Redemption at Option of Company. The Series A Preferred Stock is redeemable for cash, in whole or in part at any time at the option of the Company, at $25.00 per share, plus accrued and unpaid dividends to the redemption date provided that: (i) the Company shall have previously consummated an underwritten public offering of shares of its Common Stock; and (ii) during the immediately preceding 10 consecutive trading days ending on the date prior to the date of the notice of redemption, the closing bid price of the Company's Common Stock is not less than $20.00 per share.

                             Exhibit 10.23 - Page 35

     If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Company will select those to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine. In the event that the Company has failed to pay accrued and unpaid dividends on the Series A Preferred Stock, it may not redeem any of the then outstanding shares of the Series A Preferred Stock, unless all the then outstanding shares are redeemed, until all such accrued and unpaid dividends and (except with respect to shares to be redeemed) the then quarterly dividend has been paid in full.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series A Preferred Stock to be redeemed at the address shown on the stock books of the Company. After the redemption date, dividends will cease to accrue on the shares of Series A Preferred Stock called for redemption, and all rights of the holders of such shares will terminate except the right to receive the redemption price without interest (unless the Company defaults in the payment of the redemption price). Shares of Series A Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series A Preferred Stock unless used to pay dividends on the then outstanding Series A Preferred Stock.

     Conversion Rights. The holders of Series A Preferred Stock will be entitled, at any time after 30 days from the closing of an underwritten public offering of shares of the Company's Common Stock, to convert their shares of Series A Preferred Stock into such number of shares of Common Stock (the "Conversion Shares") as shall equal $25.00 divided by a Conversion Rate equal to the lower of (i) $15.00 or (ii) 80% of the average of the last reported sales prices of the Common Stock for the 10 trading days immediately preceding the date of Conversion (but not less than $10.00), subject to adjustment as described below, except that, with respect to shares of Series A Preferred Stock which the Company has called for redemption, conversion rights will expire after the close of business on the redemption date. No payment or adjustment will be made in respect of dividends for Series A Preferred Stock that may be accrued or unpaid or in arrears upon conversion of shares of Series A Preferred Stock. No fractional shares will be issued and, in lieu of any fractional share, cash in an amount based on the then current market price of the Common Stock, determined as provided in the Certificate of Designation, will be paid. Any shares of Common Stock obtained pursuant to conversion are subject to a one year lock-up period.

     The conversion rate of the Series A Preferred Stock is subject to adjustment in certain circumstances, including the payment of a stock dividend on shares of the Common Stock, combinations and subdivisions of the Common Stock, certain reclassifications of the Common Stock, certain cash dividends and distributions of evidences of indebtedness or assets to holders of certain of the Company's capital stock, or certain issuances of shares of Common Stock or options or warrants exercisable to purchase shares of Common Stock at a price less than the Conversion Price. No adjustment in the conversion rate is required unless it would result in at least a $.25 increase or decrease in the conversion rate; however, any adjustment not made is carried forward.

     In case of any consolidation or merger of the Company with any other corporation (other than a wholly owned subsidiary), or in case of sale or transfer of all or substantially all of the assets of the Company, or in the case of any share exchange whereby the Common Stock is converted into other securities or property, the Company will be required to make appropriate provision so that the holder of each share of Series A Preferred Stock then outstanding will have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, transfer or share exchange.

     No Sinking Fund. The Company is not required to provide for the retirement or redemption of the Series A Preferred Stock through the operation of a sinking fund.

     Other Provisions. The shares of Series A Preferred Stock, when issued, will be duly and validly issued, fully paid and nonassessable. The holders of the shares of the Series A Preferred Stock have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares.

                             Exhibit 10.23 - Page 36

     Registration Rights

     Subsequent to the completion of an initial public offering of the Company's securities, the Company will notify the holders of the Series A Shares of the Company's intent to file a subsequent registration statement under the Act except registrations on Forms S-4 or S-8 (the "Registration Statement"), and upon the request of such holder, include the Series A Shares in the Registration Statement. The Company may require the holder to delay the sale of any Series A Shares for up to ninety days in the event the Registration Statement covers an underwritten public offering. There can be no assurance any such Registration Statement will be filed or declared effective. This action will be taken at the Company's expense except for brokerage commissions, transfer taxes and the fees of counsel to the holders. In connection with filing the Registration Statement, holders will be required to furnish certain information to the Company and to indemnify the Company against certain civil liabilities, including liabilities arising under the Act with respect to such information. It may in fact not be practicable to qualify the Series A Shares for sale in every state in which holders of the Series A Shares reside. Accordingly, it is possible that the substantial restrictions on the transferability of the Series A Shares will continue, even after registration.


                              PLAN OF DISTRIBUTION

     Harmonic Research, Inc., the Placement Agent, has agreed, subject to the terms and conditions contained in the Agency Agreement between the Company and the Placement Agent, to act as the Placement Agent for the sale by the Company of 2 Units, on a "best efforts, all-or-none" basis and an additional 18 Units on a "best efforts" basis.

     The Offering shall commence on the date hereof and terminate on February 7, 1999, unless extended by the Company and the Placement Agent for up to an additional 90 days (the "Expiration Date").

     Officers, directors, shareholders and affiliates of the Company may purchase Units in this Offering, which purchases will be included in calculating the minimum. Certain holders of an aggregate of $1,575,000 of notes of the Company, including certain shareholders, have agreed, subject to written confirmation, to convert all or a portion of the loans into Units pursuant to this Offering. Accordingly, even if no additional Units are sold, the minimum of the Offering may be achieved through the conversion of the outstanding loans.

     The Placement Agent will receive a commission equal to 7% of the aggregate purchase price of the Units sold ($105,000 if the minimum number of Units are sold and $1,050,000 if the maximum number are sold). In addition, the Company shall pay the Placement Agent a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the Units ($45,000 if the minimum number of Units are sold and $450,000 if the maximum number are sold). The amount of such commissions and non-accountable expense allowance will increase proportionally in the event the maximum number of Units offered hereby is increased. The Company has also reserved the right to offer and sell up to 40 additional Units on the same terms and conditions. This right may only be exercised with the consent of the Company and the Placement Agent.

     Simultaneously with payment for and delivery of the Units at the Closing, the Company shall issue to the Placement Agent or its designees, warrants to purchase up to 500,000 shares of Common Stock at an exercise price of $4.00 per share, and warrants to purchase up to 1,000,000 shares of Common Stock at an exercise price of $15.00 per share (the "Agent Warrants"). The number of Agent's Warrants issued will be determined pro rata, based on the percentage of the maximum Offering sold by the Placement Agent. The Agent Warrants will be exercisable for five years commencing on the date of the Final Closing. The
Agent Warrants will contain standard anti-dilution provisions. The shares of Common Stock issuable upon conversion of the Series A Shares received upon exercise of the Agent Warrants have piggy-back and demand registration rights.

     The Company also has agreed to indemnify the Placement Agent against certain liabilities in connection with the Offering under the Act.

     Exemption from Registration

     The Units offered hereby have not been registered under the Act or other securities laws, and will be sold without any such registration under Section 4(2), 4(6) of the Act and/or Regulation D promulgated thereunder for sales of securities not involving a public offering, and similar available exemptions under other securities laws. Such exemption might not be available if any investor were purchasing the Units with a view to the resale or other distribution thereof. Accordingly, each potential investor will be required to make certain representations to the Company in this regard and agree to certain restrictions on the transfer of the Units. See "Subscription Agreement and Procedures."

                             Exhibit 10.23 - Page 37

     Investor Suitability

     Sales of the Units will be made only to "accredited investors", as such term is defined in Rule 501 of Regulation D promulgated under the Act. Generally, to be an "accredited investor", an investor who is a natural person must, at the time of his purchase, (i) have a net worth, individually or jointly with one's spouse, in excess of $1,000,000 or (ii) have had an individual income in excess of $200,000 in each of the two most recent years, or joint income with one's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. An organization or entity subscribing for Units also may qualify as an "accredited investor" if it is: (a) a bank as defined in Section 3(a)(2) of the Act or a savings and loan association or other institution defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; a broker-dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; an insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors; (b) a private business development company as defined in
Section 202(a)(22) of the Investment Advisers Act of 1940; (c) an organization described in Section 503(c) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring Units, with total assets in excess of $5,000,000;
(d) a director or officer of the Company; (e) a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring Units, whose purchase is directed by a sophisticated person and described in Rule 506(b)(2)(ii) of the Act; or (f) an entity all of the equity owners of which are accredited investors, all as defined in Regulation D.

     Subscription Agreement and Procedures

     All subscriptions must be made by the execution and delivery of a Subscription Agreement in the form attached to this Memorandum. By executing the Subscription Agreement, each purchaser will represent, among other things, that
(a) he is acquiring the Units being purchased by him for his own account, for investment purposes and not with a view towards resale or distribution and (b) immediately prior to his purchase, such purchaser satisfies the eligibility requirements set forth in this Memorandum. See "Investor Suitability" above. Notwithstanding the foregoing representations, the Company has the right to revoke the offer made herein and to refuse to sell Units to a particular subscriber if the subscriber does not promptly supply all information requested by the Company or the Company disapproves the sale.

     In addition, since each purchaser will be subject to certain restrictions on the sale, transfer or disposition of his Units as contained in the Subscription Agreement and because there is only a limited market for the Units, a purchaser must be prepared to bear the economic risk of an investment in the Units for an indefinite period of time. An investor in the Units, pursuant to the Subscription Agreement and applicable law, will not be permitted to transfer or dispose of the Units, unless they are registered or unless such transaction is exempt from registration under the Act and other applicable securities laws and in the case of a purportedly exempt sale, such investor provides (at his own expense) an opinion of counsel reasonably satisfactory to the Company that such exemption is, in fact, available. Certificates representing the Series A Shares comprising the Units will bear a legend relating to such restrictions on transfer.

     Subscriptions are not binding on the Company until accepted by the Company. The Company will refuse any subscription by giving written notice to the Subscriber by personal delivery or first-class mail. In its sole discretion, the Company may establish a limit on the purchase of Units by a particular purchaser.

                             Exhibit 10.23 - Page 38

     In order to subscribe for the Units, a prospective investor must deliver the following documents to the Placement Agent:

1.   One  executed  copy  of  the  Subscription   Agreement   (included  in  the
     Subscription Documents delivered with this Memorandum) with signatures properly acknowledged;

2. One completed and signed confidential Purchaser Questionnaire (included in the Subscription Documents delivered with this Memorandum);

3. A check payable to "Homes for America Holdings, Inc. - Escrow Account" in the full amount of the subscription price for the Units subscribed for.

     Escrow Account

     All funds received on account of the sale of the Units will be placed in an non-interest-bearing escrow account entitled "Homes for America Holdings, Inc. - Escrow Account" at Chase Manhattan Bank, 3775 Riverdale Avenue, Riverdale, New York 10463. Chase Manhattan Bank will hold all of the proceeds from the Offering until subscriptions for three Units have been received and accepted and it receives notice from the Company of this fact. Upon receipt of such notice, Chase Manhattan Bank will release the subscription funds to the Company and, as soon as practicable thereafter, the Company will deliver the Units to the purchasers. If the minimum required proceeds from the Offering are not received prior to the Expiration Date, all subscription funds received will be returned by Chase Manhattan Bank to investors, without interest thereon, as soon as practicable thereafter. If subscriptions for a minimum of three Units are received during the Offering Period, the Company may accept such subscriptions and direct the escrow agent to deliver the proceeds to the Company. The Company may thereafter continue the Offering during the Offering Period and accept subscriptions for additional Units. However, subsequent to the receipt and acceptance of the minimum number of Units, additional Units will only be accepted in increments of two or more.

                             Exhibit 10.23 - Page 39

                                GLOSSARY OF TERMS

     Affordable Housing: any multi-family residential property in compliance with the Restrictions of local, state or federal governmental agencies which are designed to make the rental and occupancy affordable to Low Income Persons and, in some cases, Moderate Income Persons. Affordable Housing, in accordance with the Affordable Housing Act, must provide at least 20% of the apartments to individuals or families whose incomes do not exceed 60% of the median income in that particular census track.

     Applicable Federal Rate or AFR: either the short term, medium term, or long term interest rate for use in certain transactions as published monthly by the Internal Revenue Service.

     Area Median Income: the median income for any particular local area as published by HUD.

     Bonds or Municipal Bonds: obligations issued by state or local governmental agencies which are generally sold to the public to raise capital for governmental activities or governmentally approved projects. The income earned on such Bonds may either be exempt from federal income taxation or be includable in income for federal income tax purposes.

     Compliance Period: the fifteen (15) year period commencing with the first year in which a project actually uses Tax Credits.

     Conversion: the rehabilitation of an existing Market Rate multi-family residential Property, or the conversion to multi-family residential use through redesign, reconstruction, and rehabilitation of a property not previously utilized as a multi-family residential property.

     Eligible Basis: the total amount of development, rehabilitation, and construction costs which are allowed under the Internal Revenue Code in determining the total amount of Low Income Housing Tax Credits to which an Affordable Housing project will be entitled.

     Extended Use Period: the fifteen (15) year period commencing in the first year after the end of the Compliance Period.

     HUD: the United States Department of Housing and Urban Development.

     Inducement Resolution: the formal written action by the local or state governmental agency approving the Affordable Housing project for which Tax Exempt Bonds will be sought as part of the financing.

     Low Income Housing Tax Credit or Tax Credit: a credit against federal income tax provided by Section 42 of the Internal Revenue Code to qualified Affordable Housing.

     Low Income Housing Tax Credit Restrictions: Restrictions imposed in connection with the allocation of Low Income Housing Tax Credits and contained in the agreement between the owner of an Affordable Housing project and the state agency which allocates the Tax Credits.

     Low Income Person: an individual whose annual income does not exceed 80% of the Area Median Income.

     Market Rate: a property which is not subject to Restrictions.

     Moderate Income Person: an individual whose annual income does not exceed 120% of the Area Median Income.

     Placed in Service: the date on which a multi-family residential property can be lawfully occupied by tenants, which is contemporaneous with the issuance of a certificate of occupancy by the building department of the local jurisdiction in which the project is located.

     Private Activity Bond: a Bond, the income from which is exempt from federal income taxation because it meets the definitions set forth in Section 142(d) of the Internal Revenue Code.

     Qualified Allocation Plan or QAP: the annual housing plan adopted by each state pursuant to Section 42 of the Internal Revenue Code, which details the housing needs of the state and the manner in which the state will utilize its portion of Low Income Housing Tax Credits.

                             Exhibit 10.23 - Page 40

     Restrictions: the laws, ordinances, or regulations adopted, enacted, or imposed by local, state or federal government agencies on, or restrictive covenants and agreements entered into between such agencies and the owners of, residential properties, which: (i) limits the amount of rent that may be charged for a particular dwelling unit in a multi-family residential property; (ii) restricts tenants to those whose annual income is less than a specified maximum, or (iii) otherwise limits the use and/or availability of the dwelling units in a residential project.

     Set Aside: in a Low Income Housing Tax Credit Affordable Housing project, the minimum number of units to be rented to tenants at the maximum allowable rent which, at the owner's election, will be either: (i) 20% of the units rented at a maximum rent of 50% of the Area Median Income; or (ii) 40% of the units rented at a maximum of 60% of the Area Median Income.

     Tax Exempt Bond: a Bond, including a Private Activity Bond, the income from which is exempt from federal income taxation because the requirements of the Internal Revenue Code are met.

     Tax Credit Period: the ten (10) year period commencing in the first year in which a project actually uses Tax Credits.

     Volume Cap: as it relates to Low Income Housing Tax Credits under Internal Revenue Code Section 42(h)(3)(C), $1.25 per person resident in the state in which the Low Income Housing Tax Credits are sought. As it relates to Private Activity Bonds under Internal Revenue Code Section 142, for each state, the greater of $150 million or $50 per person in such state.

                             Exhibit 10.23 - Page 41